
                                                                    EXHIBIT 10.1

                                                               EXECUTION VERSION

                               PURCHASE AGREEMENT

                                  BY AND AMONG

                        PINNACLE WEST CAPITAL CORPORATION

                        PINNACLE WEST ENERGY CORPORATION

                                       AND

                                  GENWEST, LLC,

                                   as Sellers,

                                       AND

                              NEVADA POWER COMPANY,

                                  as Purchaser

                                  JUNE 21, 2005

                             SILVERHAWK POWER PLANT

                              Clark County, Nevada

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                                TABLE OF CONTENTS

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                                                                                                                     PAGE
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
ARTICLE I DEFINITIONS; USAGE.....................................................................................      1

   Section 1.1    Definitions....................................................................................      1

   Section 1.2    Rules as to Usage..............................................................................     20

   Section 1.3    Schedules and Exhibits.........................................................................     21

ARTICLE II SALE AND PURCHASE; PRICE; CLOSING.....................................................................     21

   Section 2.1    Sale and Purchase; Definition of Purchased Assets; Assumed Liability...........................     21

   Section 2.2    Purchase Price.................................................................................     22

   Section 2.3    Allocation of Purchase Price...................................................................     25

   Section 2.4    The Closing....................................................................................     26

   Section 2.5    Further Assurances; Post-Closing Cooperation...................................................     28

ARTICLE III REPRESENTATIONS AND WARRANTIES.......................................................................     31

   Section 3.1    Representations and Warranties of Sellers......................................................     31

   Section 3.2    Representations and Warranties of Purchaser....................................................     41

ARTICLE IV COVENANTS.............................................................................................     42

   Section 4.1    Efforts to Close and Fulfillment of Conditions.................................................     42

   Section 4.2    Operation and Maintenance of Purchased Assets..................................................     47

   Section 4.3    Purchaser's Inspection Right...................................................................     49

   Section 4.4    Intentionally Omitted..........................................................................     49

   Section 4.5    Cooperation with Facility Takeover and Transition of Operations................................     49

   Section 4.6    Interim PPA....................................................................................     50

   Section 4.7    Cooperation in Fault Current Upgrade Proceedings...............................................     50

   Section 4.8    Employees......................................................................................     50

   Section 4.9    Risk of Loss...................................................................................     50

   Section 4.10   Interim Reports................................................................................     50

ARTICLE V CONDITIONS TO CLOSING..................................................................................     53

   Section 5.1    Purchaser's Conditions Precedent...............................................................     53

   Section 5.2    Sellers' Conditions Precedent..................................................................     54

ARTICLE VI TERMINATION...........................................................................................     55

   Section 6.1    Termination Prior to Closing...................................................................     55

   Section 6.2    Effect of Termination or Breach Prior to Closing...............................................     56


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
ARTICLE VII INDEMNIFICATION......................................................................................     56

   Section 7.1    Indemnification by Sellers.....................................................................     56

   Section 7.2    Indemnification by Purchaser...................................................................     57

   Section 7.3    Method of Asserting Claims.....................................................................     57

   Section 7.4    Limitations of Liability.......................................................................     58

   Section 7.5    Indemnification in Case of Strict Liability or Indemnitee Negligence...........................     59

ARTICLE VIII TAX MATTERS.........................................................................................     60

   Section 8.1    Representations and Warranties.................................................................     60

   Section 8.2    Transfer Taxes.................................................................................     60

   Section 8.3    Property Taxes.................................................................................     61

   Section 8.4    Sellers' Tax Indemnification...................................................................     61

   Section 8.5    Purchaser Tax Indemnification..................................................................     61

   Section 8.6    Refunds........................................................................................     61

   Section 8.7    Contests.......................................................................................     62

   Section 8.8    Assistance and Cooperation.....................................................................     62

   Section 8.9    Information....................................................................................     63

   Section 8.10   Tax Returns....................................................................................     63

   Section 8.11   Survival of Obligations........................................................................     63

   Section 8.12   Adjustments to Purchase Price..................................................................     63

ARTICLE IX SURVIVAL; NO OTHER REPRESENTATIONS....................................................................     63

   Section 9.1    Survival of Representations, Warranties, Covenants and Agreements..............................     63

   Section 9.2    No Other Representations.......................................................................     64

ARTICLE X DISPUTE RESOLUTION.....................................................................................     64

   Section 10.1   Dispute Resolution.............................................................................     64

   Section 10.2   Submission to Jurisdiction.....................................................................     64

ARTICLE XI LIMITED REMEDIES AND DAMAGES..........................................................................     65

   Section 11.1   Exclusive Remedies.............................................................................     65

   Section 11.2   Limitation of Liability........................................................................     65

   Section 11.3   Specific Performance...........................................................................     65

ARTICLE XII MISCELLANEOUS........................................................................................     65

   Section 12.1   Notices........................................................................................     65

   Section 12.2   Payments.......................................................................................     67

   Section 12.3   Entire Agreement...............................................................................     67


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
   Section 12.4   Expenses.......................................................................................     67

   Section 12.5   Public Announcements...........................................................................     67

   Section 12.6   Confidentiality................................................................................     68

   Section 12.7   Waivers........................................................................................     68

   Section 12.8   Amendment......................................................................................     69

   Section 12.9   No Construction Against Drafting Party.........................................................     69

   Section 12.10  No Third Party Beneficiary.....................................................................     69

   Section 12.11  Headings.......................................................................................     69

   Section 12.12  Invalid Provisions.............................................................................     69

   Section 12.13  Governing Law..................................................................................     69

   Section 12.14  No Assignment; Binding Effect..................................................................     70

   Section 12.15  Counterparts...................................................................................     70

   Section 12.16  Time of Essence................................................................................     70

SCHEDULES:

Schedule I              Assumed Agreements

                              Part A: Assumed Joint Facility Agreements

                              Part B: Assumed GenWest Agreements

                              Part C: Assumed PWCC Agreements

                              Part D: Assumed PWEC Agreements

                              Part E: Prorated Assumed Agreements

Schedule II             Materials and Equipment

                              Part A: Non-Shared Materials and Equipment

                              Part B: Shared Materials and Equipment

                              Part C: Stores and Inventory

                              Part D: Information to be Downloaded

Schedule III            Real Property

Schedule IV             Transferred Permits

                              Part A: Transferred Permits

                              Part B: Prorated Transferred Permits

                              Part C: Transferred Permits to be Transferred at Closing

Schedule V              Excluded Assets and Excluded Liabilities

                              Part A: Excluded Assets

                              Part B: Excluded Liabilities

Schedule VI             Sellers' Disclosure Schedule

                              Section 1.1.1(a): Contemplated Assumed Agreement Amendments

                              Section 1.1.1(b): Permitted Liens

                              Section 1.1.1(c): Purchaser's Knowledge Persons

                              Section 1.1.1(d): Sellers' Knowledge Persons

                              Section 3.1.4: Consents and Actions

                              Section 3.1.5: Approvals and Filings

                              Section 3.1.6: Sellers' Known Liabilities

                              Section 3.1.8: Sellers' Legal Proceedings

                              Section 3.1.9: Compliance with Laws

                              Section 3.1.11 Part A: Real Property - Lease, assignment or similar arrangement

                              Section 3.1.11 Part B: Real Property - Insurance notices

                              Section 3.1.11 Part C: Real Property - Licenses, easements and rights of way

                              Section 3.1.11 Part D: Real Property - Compliance with subdivision, zoning, land parcelization and local governmental taxation or separate assessment requirements.

                              Section 3.1.11 Part E: Real Property - Commitments to or agreements with any Governmental Authority affecting the use or ownership of the Real Property.

                              Section 3.1.11 Part F: Real Property - Agreements for the sale, exchange, encumbrance, lease or transfer of any of the Real Property or any portion of the same.

                              Section 3.1.11 Part G: Real Property - Compliance with all applicable conditions, covenants and restrictions that encumber the Real Property.

                              Section 3.1.12 Part A: Location of Materials and Equipment

                              Section 3.1.12 Part B: Disposition of Assets

                              0: Warranty Matters

                              Section 3.1.13 Part A: List of Facility Agreements

                              Section 3.1.13 Part B: Status of Assumed
                              Agreements

                              Section 3.1.13 Part C: Non-Compliance under
                              Assumed Agreements

                              Section 3.1.14 Part A: Facility Permits

                              Section 3.1.14 Part B: Permit Parties

                              Section 3.1.14 Part C: Accuracy of Facility Permit Application Information.

                              Section 3.1.14 Part D: Modifications and
                              Amendments to Facility Permits

                              Section 3.1.14 Part E: Compliance with and Status of Facility Permits

                              Section 3.1.14 Part F: Notices and Filings for Transfer of Interests in Transferred Permits

                              Section 3.1.14 Part G: Modifications to Facility

                              Section 3.1.15: List of all insurance policies

                              Section 3.1.16 Part A: Environmental Reports, Studies and Documents Provided

                              Section 3.1.16 Part B: Claims, Actions,
                              Proceedings, Investigations

                              Section 3.1.16 Part C: Environmental Permits

                              Section 3.1.16 Part D: Sufficiency of Facility Permits

                              Section 3.1.16 Part E: Renewal of Permits

                              Section 3.1.16 Part F: Failure to comply with applicable Environmental Law

                              Section 3.1.16 Part G: Environmental Releases

                              Section 3.1.16 Part H: Facts and Circumstances

                              Section 3.1.17: Labor Matters

                              Section 3.1.20 Part A: Intellectual Property

                              Section 3.1.20 Part B: Sufficiency of Intellectual Property

                              Section 8.1: Tax Matters

Schedule VII            Purchaser's Disclosure Schedule

                              Section 1.1.1(b): Purchaser's Knowledge Persons

                              Section 3.2.6: Purchaser's Legal Proceedings

EXHIBITS:

Exhibit A       Form of Hamon Consent
Exhibit B       Form of Kern River Consent
Exhibit C       Form of Las Vegas Valley Water District Consent
Exhibit D       Form of Mirant Consent
Exhibit E       Form of Reliant Consent
Exhibit F       Form of SCE Consent
Exhibit G       Form of Siemens Consent
Exhibit H       Form of SNWA Consent
Exhibit I       Form of Assignment Agreement
Exhibit J       Form of Deed
Exhibit K       Form of Interim PPA

                               PURCHASE AGREEMENT
                             Silverhawk Power Plant

      THIS PURCHASE AGREEMENT is made and entered into effective as of June 21, 2005 (the "Effective Date"), by and among PINNACLE WEST CAPITAL CORPORATION, an Arizona corporation ("PWCC"), PINNACLE WEST ENERGY CORPORATION, an Arizona corporation ("PWEC"), GENWEST, LLC, a Delaware limited liability company ("GenWest"), and NEVADA POWER COMPANY, an electric utility organized under the laws of the State of Nevada ("Purchaser"). PWCC, PWEC and GenWest are also each referred to herein individually as a "Seller" and collectively as the "Sellers". PWCC, PWEC and GenWest, on the one hand, and Purchaser, on the other hand, are also each referred to herein as a "Party" and collectively as the "Parties".

                                    RECITALS

      A. GenWest owns an undivided 75% interest in an operating natural gas-fueled combined-cycle generation plant located at the APEX Industrial Park, approximately 25 miles northeast of Las Vegas, Nevada, known as the Silverhawk Power Plant. SNWA owns an undivided 25% interest in the Silverhawk Power Plant.

      B. PWEC is a wholly owned subsidiary of PWCC. PWEC owns all the outstanding membership interests in GenWest.

      C. Purchaser desires to purchase substantially all the assets of GenWest.

      D. The Parties have determined to set forth in this Agreement the terms and conditions of their agreements regarding the foregoing.

                                   AGREEMENTS

      For and in consideration of the Recitals set forth above, the respective covenants and agreements of the Parties herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE I

                               DEFINITIONS; USAGE

      Section 1.1 Definitions. Unless the context shall otherwise require, capitalized terms used in this Agreement shall have the meanings assigned to them in this Section 1.1.

      "2003 Settlement Agreement" means the Settlement Agreement, dated as of January 31, 2003, among Purchaser, SCE, Duke Energy Moapa, LLC, GenWest, Las Vegas Cogeneration II, Mirant Las Vegas, LLC and Reliant Energy Bighorn, LLC, by which they resolved issues set for hearing in FERC Docket No. ER02-2344-000 and certain SCE-related issues set for hearing in FERC Docket Nos. ER02-1741-000 and ER02-1742-000, 25% of the rights and obligations of GenWest under which were assigned to and assumed by SNWA pursuant to the Bill of Sale.

      "2005 Settlement Agreement" means the settlement agreement filed with FERC on May 23, 2005 among Purchaser, Purchaser's Chuck Lenzie Generating Station, Valley Electric Association, Inc., SCE, GenWest, Las Vegas Cogeneration II, Mirant Las Vegas, LLC, Reliant Energy Wholesale Generation, LLC and SNWA, which attached the Amended and Restated 2003 Settlement Agreement and is intended to resolve the issues set for hearing in FERC Docket Nos. ER02-1741-000 and ER02-1742-000 that were not resolved in the 2003 Settlement Agreement, among other issues.

      "Acquisition Proposal" shall mean any proposal or offer made by any Person other than Purchaser to acquire all or a substantial part of the Project, the assets owned solely by GenWest, any equity interest in GenWest, or any interest of PWCC or PWEC in the Assumed Agreements.

      "Additional Pre-Closing Permitted Mechanics Liens" means any mechanics', carriers', workers', repairers' and other similar Liens, other than liens described in item (vii) of the definition of Permitted Liens, arising or incurred in the ordinary course of business, and not in violation of the Co-Tenancy Agreement or the O&M Agreement relating to obligations which are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings, which in all cases shall be removed prior to Closing without any cost to or liability of Purchaser or adverse effect on the Purchased Assets.

      "Adjustment Amount" has the meaning given to it in Section 2.2.4(a) of this Agreement.

      "Adjustment Statement" has the meaning given to it in Section 2.2.4(a) of this Agreement.

      "Affiliate" of any Person means any other Person directly or indirectly Controlling, directly or indirectly Controlled by or under direct or indirect common Control with such Person.

      "Agency Agreement" means the Agency Agreement, dated July 1, 2004, among SNWA, GenWest and PWEC.

      "Agreement" means this Purchase Agreement by and between Sellers and Purchaser.

      "Amended and Restated 2003 Settlement Agreement" means the amendment and restatement of the 2003 Settlement Agreement, entered into among Purchaser, Purchaser's Chuck Lenzie Generating Station, SCE, GenWest, Las Vegas Cogeneration II, Mirant Las Vegas, LLC, Reliant Energy Wholesale Generation, LLC and SNWA, which is attached to the 2005 Settlement Agreement and was filed with FERC on May 23, 2005.

      "APS" means Arizona Public Service Company.

      "APS Switchyard Agreement" means the Agreement for Engineering, Procurement and Construction for Facility Switchyard (Agreement No. 760200017), dated December 16, 2002, between GenWest and APS, 25% of the rights and obligations under which were assigned to and assumed by SNWA pursuant to the Bill of Sale, as amended by Change Order No. 1 dated December 12, 2003 and Change Order No. 2 dated June 30, 2004.

      "Assignment Agreement" has the meaning given to it in Section 2.4.1(a)(iv) of this Agreement.

      "Assumed Agreements" means the Assumed Joint Facility Agreements, the Assumed GenWest Agreements, the Assumed PWCC Agreements, and the Assumed PWEC Agreements.

      "Assumed GenWest Agreements" means those GenWest Agreements which are listed on Schedule I, Part B attached hereto.

      "Assumed Joint Facility Agreements" means those Joint Facility Agreements which are listed on Schedule I, Part A attached hereto and the Post-Effective Date Assumed Joint Facility Agreements.

      "Assumed PWCC Agreements" means the Transmission Services Agreement and the Reliant Agreement.

      "Assumed PWEC Agreements" means the TSA 100 Assignment Agreement, the TSA 101 Assignment Agreement, the O&M Agreement, and the Agency Agreement.

      "Bill of Sale" means the Bill of Sale, Assignment and Assumption Agreement, dated May 17, 2004, between GenWest and SNWA.

      "BLM" means the Bureau of Land Management.

      "Books and Records" means all drafts of the Co-Tenancy Agreement, the O&M Agreement and the Well Development Agreement that can be reasonably and practically provided, books, records, files, documents, instruments, papers, correspondence that can be reasonably and practically provided, journals, deeds, licenses, supplier, contractor and subcontractor lists, supplier design interface information, computer files and programs, other than PWCC's or APS' enterprise-wide computer programs, retrieval programs, the information listed on Part D of Schedule II of this Agreement to the extent in existence, environmental studies, environmental reports, construction reports, annual operating plans, monthly operating reports, operating logs, operations and maintenance records, purchase orders, safety and maintenance manuals, incident reports, injury reports, engineering design plans, blue prints and as-built plans, records drawings, drawings, specifications, test reports, quality documentation and reports, hazardous waste disposal records, procedures and similar items, in each case, in all formats in which they are available, including electronic; provided, however, that any such data currently contained in computer systems shall be provided in electronic format as either fixed form or character delimited data and shall include record descriptions, to the extent the computer systems of Purchaser and the Sellers are compatible in allowing such data provision, in each case excluding documents subject to attorney-client privilege.

      "Business Day" means any day except Saturday, Sunday or a weekday that banks in Las Vegas, Nevada, Phoenix, Arizona or New York, New York are closed.

      "Closing" has the meaning given to it in Section 2.4 of this Agreement.

      "Closing Date" has the meaning given to it in Section 2.4 of this Agreement.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Construction and Equipment Supply Contracts" means (i) the Equipment Supply Agreement (Contract No. 750200136), dated February 16, 2001, between GenWest and Siemens Westinghouse Power Corporation for Combustion Turbine Equipment, as amended by Change Orders Nos. 1 through 8, 25% of the rights and obligations under which were assigned to and assumed by SNWA pursuant to the Bill of Sale; (ii) the Equipment Supply Agreement (Contract No. 760200010), dated March 21, 2002, between GenWest and Alstom, as amended by Change Orders Nos. 1 through 3 (the "Alstom Agreement"), 25% of the rights and obligations under which were assigned to and assumed by SNWA pursuant to the Bill of Sale,
(iii) Contract (Contract No. 750200434), dated as of October 12, 2001, between GenWest and General Electric Company, as amended by Change Orders Numbers 1 through 6, 25% of the rights and obligations under which were assigned to and assumed by SNWA pursuant to the Bill of Sale, (iv) Agreement for Engineering, Procurement and Construction of the Silverhawk Facility (Contract No. 760200009), dated as of June 11, 2002, between GenWest and LG Constructors, Inc., as amended by Contract Amendment No. 1, dated March 13, 2003, Contract Amendment No. 2, dated March 17, 2003, Contract Amendment No. 3, dated April 30, 2004, and by Change Orders Nos. 1 through 12, 25% of the rights and obligations under which were assigned to and assumed by SNWA pursuant to the Bill of Sale,
(v) the APS Switchyard Agreement, and (vi) Silverhawk Combined Cycle Equipment Supply Agreement (Contract No. 760200013), dated March 7, 2002, between GenWest and Hamon Cooling Towers, Inc., as amended by Change Order No. 1 and the Settlement Agreement dated May 12, 2004, 25% of the rights and obligations under which were assigned to and assumed by SNWA pursuant to the Bill of Sale.

      "Contemplated Assumed Agreement Amendments" means the contemplated amendments to certain Assumed Agreements, which are listed on Section 1.1.1(a) of Sellers' Disclosure Schedule (i) substantially in the form provided to Purchaser prior to the Effective Date, or (ii) otherwise within the relevant scope described in Section 1.1.1(a) of Sellers' Disclosure Schedule and, in the case of this clause (ii), will otherwise have no adverse effect on the rights or obligations of Purchaser under such Assumed Agreements or on the other Purchased Assets.

      "Continued Employee Books and Records" means the Books and Records related to Project Employees that are to be hired by Purchaser following the Closing, regarding skill and development training; seniority histories; disciplinary histories; salary and benefit information; Occupational Safety and Health Administration reports and records; and active medical restriction forms.

      "Control" of any Person means the possession, directly or indirectly, of the power either to (a) vote fifty percent (50%) or more of the securities or interests having ordinary voting power for the election of directors (or other comparable controlling body) of such Person or (b) direct or cause the direction of management or policies of such Person, whether through the ownership of voting securities or interests, by contract or otherwise, excluding in each case, any secured lender of such Person.

      "Co-Tenancy Agreement" means the Silverhawk Power Plant Co-Tenancy Agreement, dated January 17, 2002, by and between GenWest and SNWA.

      "Deed" has the meaning given to it in Section 2.4.1(b)(v) of this Agreement.

      "Default Rate" has the meaning given to it in Section 12.2 of this Agreement.

      "Designated Assumed Agreements" means each of the following Assumed
Agreements: the Co-Tenancy Agreement, the Kern River Contracts, the O&M Agreement, the Reliant Agreement, the Water Supply Agreement, the Mirant Master Agreement, and the Real Property Documents.

      "Dry Lake Documents" shall mean the Contemplated Assumed Agreement Amendments in respect of the Real Property Purchase Agreement and the Well Development Agreement.

      "Easements" shall mean (i) that certain Grant of Easement from HDL 8, LLC to GenWest for the access road, recorded on July 23, 2002 in Book 20020723, Instrument No. 02463 of the Official Records of Clark County, Nevada, (ii) that certain Grant of Easement from GDL 7, LLC to GenWest for the access road, recorded on July 24, 2002 in Book 20020724, Instrument No. 03124 of the Official Records of Clark County, Nevada, and (iii) that certain Grant of Easement from Mirant Las Vegas to GenWest for the access road, recorded on July 31, 2002 in Book 20020731, Instrument No. 01299 of the Official Records of Clark County, Nevada, 25% of the rights and obligations under each of which was assigned to SNWA pursuant to the SNWA Deed.

      "Effective Date" has the meaning given to it in the preamble of this Agreement.

      "Environmental Condition" means the presence or Release to the environment of Hazardous Materials, including any migration of Hazardous Materials through air, soil or water.

      "Environmental Law" means (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (ii) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (iii) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (iv) the Clean Air Act, 42 U.S.C. Section 7401 et seq., (v) the Hazardous Materials Transportation Authorization Act of 1994, 49 U.S.C. Section 5101 et seq., (vi) the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., (vii) the Toxic Substances Control Act, 15 U.S.C. Sections 2601 through 2629, (viii) the Oil Pollution Act, 33 U.S.C. Section 2701 et seq., (ix) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq., (x) the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j, and (xi) and all other Laws of any Governmental Authority having jurisdiction over the assets in question addressing pollution or protection of human health, safety or the environment.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" means any entity that, together with any Seller would be deemed a single employer within the meaning of Code Section 414 or ERISA Section 4001(b).

      "Estimated Adjustment" has the meaning given to it in Section 2.2.3 of this Agreement.

      "Estimated Closing Statement" has the meaning given to it in Section 2.2.3 of this Agreement.

      "Estimated Hot Gas Path Parts Expenditures Amount" has the meaning given to it in Section 2.2.3.

      "Estimated Post-April RRSU Payment Amount" has the meaning given to it in
Section 2.2.3 of this Agreement.

      "Estimated Post-September Capital Expenditures Amount" has the meaning given to it in Section 2.2.3 of this Agreement.

      "Estimated Purchase Price" has the meaning given to it in Section 2.2.2 of this Agreement.

      "Estimated Stores and Inventory Amount" has the meaning given to it in
Section 2.2.3 of this Agreement.

      "Excluded Assets" has the meaning given to it in Section 2.1.3 of this Agreement.

      "Excluded Liabilities" has the meaning given to it in Section 2.1.4 of this Agreement.

      "Existing Letters of Credit" mean (i) Letter of Credit No. NZS507752 issued by Wells Fargo Bank N.A. for benefit of GenWest, on behalf of CH2M Hill Companies, Ltd., in the amount of $500,000, 25% of the rights and obligations under which were assigned to and assumed by SNWA pursuant to the Bill of Sale, and (ii) Letter of Credit No. SM206052W dated December 11, 2003, issued by Wachovia Bank National Association, in the amount of $2,479,236, in favor of GenWest, on behalf of Alstom Power Inc., 25% of the rights and obligations under which were assigned to and assumed by SNWA pursuant to the Bill of Sale.

      "Facility" or "Silverhawk Power Plant" means the Silverhawk Power Plant consisting of an operating natural gas-fired, combined cycle, electric generation plant, and the pipeline interconnections, electrical interconnections and all other related equipment and other associated property located within the Site as described in Schedule II, Part B, Item 1.

      "Facility Agreements" means the GenWest Agreements and the Joint Facility Agreements.

      "Facility Permits" has the meaning given to it in Section 3.1.14(a) of this Agreement.

      "Fault Current Upgrade MOUs" means (i) the Revised MOU I, and (ii) the Regional Required System Upgrades Western Memorandum of Understanding, dated November 3, 2003, between Purchaser and GenWest, as amended by the Memorandum of Understanding between

Purchaser and GenWest, dated March 24, 2005, attached to the Western Settlement Agreement and approved by FERC on June 1, 2005 (also known as MOU II).

      "Federal Power Act" means the Federal Power Act of 1935.

      "FERC" means the Federal Energy Regulatory Commission.

      "FERC Approval" means the final approval to be issued by FERC under
Section 203 of the Federal Power Act with respect to the transactions contemplated hereby, provided that the terms of the approval imposing obligations on a Party or in respect of its assets shall be satisfactory to such Party in its sole discretion.

      "Financing" means financing which makes available funds to Purchaser in connection with the acquisition of the Purchased Assets, on terms substantially similar to those currently available in the capital markets to Purchaser on the Effective Date and in a principal amount equal to the Purchase Price, and otherwise on terms satisfactory to Purchaser, in its sole discretion.

      "GAAP" means generally accepted accounting principles in the United States of America applied on a consistent basis.

      "GenWest" has the meaning given to it in the preamble to this Agreement.

      "GenWest Agreements" means any agreements, leases, licenses, indentures, security agreements, deeds of trust or other contracts entered into by GenWest for its own benefit, and not in common with or for the benefit of SNWA, including in connection with GenWest's Interest in the Project, excluding any agreements between GenWest and any of its Affiliates other than the O&M Agreement and excluding any agreements that are fully performed except for customary surviving provisions, including those relating to confidentiality, indemnification, dispute resolution, audit rights, and limitation on liabilities, in each case that do not have an adverse effect on the Purchased Assets.

      "Governmental Authority" means any federal, state or local governmental entity, authority or agency, court, tribunal, regulatory commission or other body, whether legislative, judicial or executive (or a combination or permutation thereof), provided; however, that SNWA shall not be considered a Governmental Authority for purposes of this definition.

      "Hamon Consent" shall mean the consent obtained from Hamon Cooling Towers, Inc., consenting to the assignment of the Silverhawk Combined Cycle Equipment Supply Agreement (Contract No. 760200013), dated March 7, 2002, between GenWest and Hamon Cooling Towers, Inc., 25% of the rights and obligations under which were assigned to and assumed by SNWA pursuant to the Bill of Sale, as amended by Change Order No. 1 and the Settlement Agreement dated May 12, 2004, in the form attached hereto as Exhibit A or otherwise in form and substance reasonably satisfactory to Purchaser and Sellers.

      "Hazardous Materials" means (i) any substance, emission or material including asbestos, now or hereafter defined as, listed as or specified in a Law as a "regulated substance," "hazardous substance," "toxic substance," "pesticide," "hazardous waste," "hazardous material" or any similar or like classification or categorization under any Law including by reason of ignitability, corrosivity, reactivity, carcinogenicity or reproductive or other toxicity of any kind, (ii) any products or substances containing petroleum, asbestos, or polychlorinated biphenyls or (iii) any substance, emission or material determined to be hazardous or harmful by a Governmental Authority with appropriate jurisdiction.

      "HMH Letter" means the Letter from HMH, Inc. dated May 13, 2004, with the following subject: "GBS from GENWEST, LLC to SOUTHERN NEVADA WATER AUTHORITY AT APEX."

      "Hot Gas Path Parts Adjustment Amount" has the meaning given to it in
Section 2.2.4(a) of this Agreement.

      "Hot Gas Path Parts Expenditures Amount" means 75% of any expenditures for the purchase of parts required for the hot gas path parts inspection scheduled to take place during the spring and fall outages in 2007 under the Long Term Maintenance Agreement.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

      "Indemnified Party" has the meaning given in Section 7.3.1 of this Agreement.

      "Indemnifying Party" has the meaning given in Section 7.3.1 of this Agreement.

      "Independent Accounting Firm" means such nationally recognized, independent accounting firm as is mutually appointed by Purchaser and Sellers for purposes of this Agreement.

      "Intellectual Property" means (i) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing), (ii) copyrights (including any registrations and applications for any of the foregoing), (iii) software (whether in source code or object code form), (iv) information technology and information systems, or (v) technology, trade secrets or other confidential information, know-how, proprietary processes, formulae, algorithms, models, or methodologies, and licenses or other rights to the foregoing.

      "Interconnection and Operation Agreement" means the Interconnection and Operation Agreement, Third Revised Service Agreement No. 02-00107 under Sierra Pacific Resources Operating Companies' Open Access Transmission Tariff, dated January 15, 2004 (effective from May 30, 2002), between GenWest and Purchaser, 25% of the rights and obligations under which were assigned to and assumed by SNWA pursuant to the Bill of Sale.

      "Interconnection Contracts" means (i) the Interconnection and Operation Agreement, (ii) the Fault Current Upgrade MOUs, (iii) the Settlement Agreements, and (iv) the SCE Tax Agreement.

      "Interest" has the meaning assigned to it in the Co-Tenancy Agreement.

      "Interim PPA" means the Power Purchase Agreement, dated as of the date hereof, between GenWest and Purchaser.

      "Joint Facility Agreements" means any agreements, leases, licenses, indentures, security agreements, deeds of trust or other contracts relating to the development, construction, ownership, operation or maintenance of the Facility entered into by GenWest or an Affiliate of GenWest, in each case for the joint benefit of GenWest and SNWA, excluding any agreements that are fully performed except for customary surviving provisions, including those relating to confidentiality, indemnification, dispute resolution, audit rights, and limitation on liabilities, in each case that do not have an adverse effect on the Purchased Assets.

      "Kern River Consent" shall mean the consent obtained from Kern River Gas Transmission Company consenting to the assignment of the Kern River Contracts, in the form attached hereto as Exhibit B or otherwise in form and substance reasonably satisfactory to Purchaser and Sellers.

      "Kern River Contracts" shall mean: (i) Power Supply Agreement, dated November 20, 2003, between Kern River Gas Transmission Company and GenWest, 25% of the rights and obligations under which were assigned to and assumed by SNWA pursuant to the Bill of Sale, (ii) the Facilities Agreement, dated March 13, 2003, between Kern River Gas Transmission Company and GenWest, as amended by Revised Exhibit C, which was assigned to PWEC, as Operating Agent on June 6, 2005, and (iii) the Signal Letter Agreement, dated May 8, 2003, between Kern River Gas Transmission Company and GenWest, 25% of the rights and obligations under which were assigned to and assumed by SNWA pursuant to the Bill of Sale.

      "Las Vegas Valley Water District Consent" shall mean the consent obtained from Las Vegas Valley Water District consenting to the assignment of the Water Supply Agreement, in the form attached hereto as Exhibit C or otherwise in form and substance reasonably satisfactory to Purchaser and Sellers.

      "Law" means any statute, law, treaty, rule, code, common law, ordinance, regulation, permit, interpretation, certificate or order of any Governmental Authority, or any judgment, decision, decree, injunction, writ, order or like action of any court, arbitrator or other Governmental Authority including each Environmental Law.

      "Liability" means any indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

      "Lien" shall mean any mortgage, pledge, deed of trust, hypothecation, assignment, deposit arrangement, charge, security interest, encumbrance, defect in title, lien (statutory or other), or preference, priority or other security agreement of any kind or nature whatsoever, including without limitation any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing, or the filing of any financing statement or similar instrument under the Uniform Commercial Code as in effect in any relevant jurisdiction or comparable Law of any jurisdiction, domestic or foreign.

      "Long Term Maintenance Agreement" or "LTMA" means the Program Parts, Shop Repairs and Scheduled Outage Services Contract for a 2X1 501F Combined Cycle Project for the

Silverhawk Power Plant Project (Contract No. 760200022), dated as of August 8, 2000, between PWEC, as Operating Agent, and Siemens Westinghouse Power Corporation.

      "Loss" means any damage, fine, penalty, deficiency, Liability, loss or expense (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

      "Lube Oil Storage Facility" means the facility to be constructed for the storage of lube oil pursuant to the Engineering, Procurement and Construction Agreement for Construction of Pre-Engineered Steel Buildings (Agreement No. 760200205), dated December 2, 2004, between Gillard Construction, Inc. and PWEC, as Operating Agent.

      "Lugo Capacitor Work" has the meaning given to it in 0.

      "Master Declaration" means Declaration of Covenants, Conditions and Restrictions for APEX Industrial Park, dated April 6, 2001, and recorded on April 10, 2001, in Book 20010410 as Document No. 01425 of Official Records of Clark County, Nevada, as amended by the Second Amendment to the Declaration of Covenants and Restrictions for APEX Industrial Park, recorded on July 9, 2002, in Book 20020709 as Document No. 00078 of Official Records of Clark County, Nevada.

      "Material Adverse Effect" means a material adverse effect on (i) the Facility or the Purchased Assets or the operation or condition thereof, (ii) the ability of Sellers to perform their obligations under this Agreement or any of the other Transaction Agreements or (iii) the validity or enforceability of this Agreement or any of the other Transaction Agreements, or the rights or remedies of Purchaser hereunder or thereunder, provided, however, that the term Material Adverse Effect shall not include (x) any change resulting from changes in general international or national economic, financial or market conditions, or
(y) any effect having a disproportionate impact on the Facility compared to other generating facilities in Purchaser's control area, to the extent resulting from the voluntary action of Purchaser relating to the transmission of power from the Facility.

      "Materials and Equipment" means the Non-Shared Materials and Equipment and the Shared Materials and Equipment.

      "Mirant Back-Up Well Arrangements" shall mean the Contemplated Assumed Agreement Amendment in respect of the Mirant Master Agreement.

      "Mirant Consent" shall mean the consent obtained from Mirant Las Vegas, LLC consenting to the assignment of the Mirant Master Agreement, in the form attached hereto as Exhibit D or otherwise in form and substance reasonably satisfactory to Purchaser and Sellers.

      "Mirant Master Agreement" means the Master Project Development and Operating Agreement, dated September 26, 2001, as amended on March 19, 2003, between GenWest and Mirant Las Vegas, LLC (Contract No. 750200436), as supplemented by Supplement Nos. 1 through 7, 25% of the rights and obligations under which was assigned to and assumed by SNWA pursuant to the Bill of Sale.

      "Moenkopi Capacitor Work" has the meaning given to it in 0.

      "New Warehouse" means the warehouse being constructed at the Site pursuant to the Engineering, Procurement and Construction Agreement for Construction of Pre-Engineered Steel Buildings (Agreement No. 760200205), dated December 2, 2004, between Gillard Construction, Inc. and PWEC, as Operating Agent.

      "Non-Shared Assets" means the Non-Shared Materials and Equipment, Non-Shared Books and Records, Continued Employee Books and Records (to the extent they may be provided to Purchaser in accordance with Law), Assumed GenWest Agreements, Assumed PWCC Agreements, Assumed PWEC Agreements, Non-Shared Intellectual Property, and all third-party warranties and related assignments and other assets owned separately by GenWest and not in common with or for the benefit of SNWA, whether or not located on the Real Property.

      "Non-Shared Books and Records" means Books and Records owned separately by GenWest, and not in common with or for the benefit of SNWA, in connection with GenWest's Interest in the Project, or by PWEC in connection with its role as Operating Agent under the Co-Tenancy Agreement, excluding any such Non-Shared Books and Records constituting or relating solely to Excluded Assets; provided, however, that if such Non-Shared Books and Records contain information related to the Purchased Assets and Excluded Assets, the portion relating to the Excluded Assets may be redacted.

      "Non-Shared Intellectual Property" means Intellectual Property owned separately by GenWest and not in common with or for the benefit of SNWA, in connection with GenWest's Interest in the Project.

      "Non-Shared Materials and Equipment" shall include the equipment, machinery, apparatus, furniture, computer hardware, vehicles, Stores and Inventory, tools, dies, construction in progress, and other tangible personal property, including such additional items of tangible personal property as acquired prior to the Closing Date, owned separately by GenWest and not in common with or for the benefit of SNWA, in connection with GenWest's Interest in the Project, including the Non-Shared Materials and Equipment listed in Schedule II, Part A.

      "O&M Agreement" means the Facility Operating and Maintenance Agreement, dated as of April 18, 2002, among PWEC, as Operating Agent, and GenWest and SNWA as Participants in the Silverhawk Power Plant.

      "Objectionable Survey Matters" has the meaning given to it in Section 4.1(g) of this Agreement.

      "Objectionable Title Matters" has the meaning given to it in Section 4.1(g) of this Agreement.

      "Operating Agent" has the meaning given to it in the Co-Tenancy Agreement.

      "Other Transfer Taxes" has the meaning given to it in Section 8.2 of this Agreement.

      "Overlap Period" has the meaning given to it in Section 8.4 of this Agreement.

      "Overlap Period Taxes" has the meaning given to it in Section 8.4 of this Agreement.

      "Participant" has the meaning given to it in the Co-Tenancy Agreement.

      "Party" or "Parties" has the meaning given to it in the preamble to this Agreement.

      "Permits" means permits, licenses, approvals, certificates, letter rulings, orders, decrees, judgments, writs, injunctions or similar actions of any Governmental Authority.

      "Permitted Liens" means (i) those exceptions to title to the Purchased Assets set forth in Section 1.1.1(b) of the Sellers' Disclosure Schedule, (ii) zoning, entitlement, conservation restriction and other land use and environmental regulations by any Governmental Authority, (iii) Liens for Taxes not yet delinquent, (iv) items 3 through 25, and items 27 through 28 set forth in Schedule B of that certain Title Report dated as of June 2, 2005, Order Number 05-02-1673-CLB 2nd Amendment, of Nevada Title Company, (v) Liens created under Section 3.6, Section 3.8.1, Section 3.8.2, Section 10.2, Section 11.3, and
Section 14.2(h) of the Co-Tenancy Agreement, (vi) any Lien expressly applying only to SNWA's interest in the Project, (vii) mechanics', carriers', workers', repairers' and other similar Liens arising or incurred under Assumed Agreements in the ordinary course of business and not in violation of the Co-Tenancy Agreement or the O&M Agreement relating to obligations (x) which are not yet due and payable or (y) which do not exceed $500,000 in the aggregate and the validity of which is being contested in good faith by appropriate proceedings, and (viii) prior to Closing only, Additional Pre-Closing Permitted Mechanics Liens.

      "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, Governmental Authority or any other form of entity.

      "Post-April RRSU Payment Amount" means amounts of payments by GenWest pursuant to the Fault Current Upgrade MOUs beginning on May 1, 2005 and ending on the Closing Date, less (a) any refunds received by GenWest in respect of such payments prior to Closing, and (b) any amounts paid by GenWest beginning on May 1, 2005 and ending on the Closing Date attributable to SNWA's Interest.

      "Post-Effective Date Assumed Joint Facility Agreements" has the meaning given to it in 0 of this Agreement.

      "Post-Effective Date Permits" has the meaning given to it in 0 of this Agreement.

      "Post-September Capital Expenditures Adjustment Amount" has the meaning given to it in Section 2.2.4(a) of this Agreement.

      "Post-September Capital Expenditures Amount" means 75% of the aggregate amount of all funds expended on the following capital expenditures for the Project, beginning on October 1, 2005 and ending on the Closing Date: (a) capital expenditures made in the ordinary course of business, pursuant to the Co-Tenancy Agreement, and not exceeding $500,000 in the aggregate,

(b) unscheduled capital expenditures made with the prior written consent of Purchaser, and (c) capital expenditures made at Purchaser's request, but excluding in each case any expenditures for construction of the New Warehouse or the Lube Oil Storage Facility, expenditures for Stores and Inventory, Hot Gas Path Parts Expenditures and such capital expenditures included in payments made by Purchaser under the Interim PPA.

      "Pre-Closing Books and Records" has the meaning given to it in Section
2.5.2 of this Agreement.

      "Pre-Closing Taxes" has the meaning given to it in Section 8.4 of this Agreement.

      "Pre-Closing Tax Period" shall mean any taxable period ending on or before the Closing Date, or with respect to any taxable period that begins on or before the Closing Date and ends after the Closing Date, the portion of such taxable period ending on the Closing Date.

      "Project" means the Facility and all Real Property, Shared Materials and Equipment, Shared Books and Records, Assumed Joint Facility Agreements, Transferred Permits, Shared Intellectual Property, and all third-party warranties and related assignments and other assets owned jointly by GenWest and SNWA or by either of GenWest or SNWA, in each case for their joint benefit, whether or not located on the Real Property.

      "Project Employee Books and Records" means the Books and Records related to Project Employees regarding skill and development training; seniority histories, disciplinary histories, salary and benefit information, Occupational Safety and Health Administration reports and records, and active medical restriction forms.

      "Project Employees" means individuals employed by PWEC at the Facility.

      "Property Taxes" has the meaning given to it in Section 8.3 of this Agreement.

      "PUCN" means the Public Utilities Commission of Nevada.

      "PUCN Approval" means the final order to be issued by PUCN approving (i) Purchaser's acquisition of the Purchased Assets on terms consistent with this Agreement, (ii) the Interim PPA in the form executed by Purchaser and GenWest,
(iii) the financing of the Purchased Assets, and (iv) any long-term firm gas transportation arrangements and electric transmission and related upgrades required in connection with such acquisition, in each case on terms satisfactory to Purchaser, in its sole discretion.

      "Purchase Price" has the meaning given to it in Section 2.2.1 of this Agreement.

      "Purchased Assets" has the meaning given to it in Section 2.1.1 of this Agreement.

      "Purchaser" has the meaning given to it in the preamble of this Agreement.

      "Purchaser Consent Representative" means the person appointed by Purchaser and notified to Sellers with appropriate contact information for the purpose of giving consents and receiving notices required pursuant to 0 of this Agreement.

      "Purchaser Indemnified Party" has the meaning given to it in Section 7.1 of this Agreement.

      "Purchaser's Disclosure Schedule" means the schedule delivered to Sellers by Purchaser herewith and dated as of the Effective Date, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Purchaser pursuant to this Agreement, attached hereto as
Schedule VII.

      "Purchaser's Knowledge" means the actual knowledge of the Persons listed on Section 1.1.1(c) of the Purchaser's Disclosure Schedule; provided, however, each such Person shall be deemed to have knowledge of a matter of which such Person has received written notice.

      "Purchaser's RRSU Refund Portion" has the meaning given to it in Section 2.5.4.

      "PWCC" has the meaning given to it in the preamble of this Agreement.

      "PWEC" has the meaning given to it in the preamble of this Agreement.

      "Real Property" means the Site (including all buildings, structures and other improvements located thereon) and the Easements.

      "Real Property Documents" means (i) the Real Property Purchase Agreement,
(ii) the Easements, (iii) the Well Development Agreement, (iv) the Master Declaration, (v) Grant of Easement from GenWest in favor of Kern River Gas Transmission Company, for right of way easement, recorded December 20, 2002, in Book 20021220 as Document No. 01148 of Official Records of Clark County, Nevada, and (vi) the Grant of Easement from GenWest to Nevada Power Company and Central Telephone Company, for electrical and communication facilities, recorded September 25, 2003, in Book 20030925 as Document No. 00111 of Official Records of Clark County, Nevada.

      "Real Property Purchase Agreement" means the Real Property Purchase Agreement, dated August 23, 2001, between GDL 7, LLC and GenWest for the purchase of the real property comprising the Site, 25% of the rights and obligations under which were assigned to and assumed by SNWA pursuant to the Bill of Sale.

      "Real Property Transfer Taxes" has the meaning given to it in Section 8.2 of this Agreement.

      "Related Person" means (i) with respect to Sellers and Purchaser, their respective Affiliates, and the employees, officers, directors, agents, representatives, licensees and invitees of Sellers, Purchaser and their respective Affiliates, and (ii) with respect to Purchaser, the employees, officers, directors, agents, representatives, licensees and invitees of its lenders, advisors and subcontractors.

      "Release" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in air, soil, surface water, groundwater or property.

      "Reliant Agreement" means the Agreement Regarding Exchange and Assignment of Transmission Services Agreements, dated August 26, 2002, between PWEC and Reliant Energy Services, Inc., which was assigned to PWCC pursuant to the Assignment and Assumption Agreement between PWEC and PWCC dated April 9, 2003.

      "Reliant Consent" shall mean the consent obtained from Reliant Energy Services, Inc. consenting to the assignment of the Reliant Agreement, in the form attached hereto as Exhibit E or otherwise in form and substance reasonably satisfactory to Purchaser and Sellers.

      "Remediation" means actions undertaken to address a Release of Hazardous Materials to the environment, including the following activities: (i) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work, (ii) obtaining any Permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity, (iii) preparing and implementing any plans or studies for any such activity, (iv) obtaining a written notice from a Governmental Authority that no material additional work is required by such Governmental Authority, (v) the use, implementation, application, installation, operation or maintenance of remedial technologies applied to the surface or subsurface soils, excavation and treatment or disposal of soils at off-site locations, systems for long-term treatment of surface water or groundwater, engineering controls or institutional controls, and (vi) any other activities reasonably determined to be necessary or appropriate or required under Environmental Laws to address a Release of Hazardous Materials.

      "Required Consents" shall mean the following: the SNWA Consent, the Kern River Consent, the Las Vegas Valley Water District Consent, the Siemens Consent, the SCE Consent, the Reliant Consent, the Mirant Consent, the Hamon Consent, and any other consents required pursuant to 0 of this Agreement.

      "Restrictions Declaration" means Use Restrictions Declaration dated as of July 8, 2002, between GDL 7, LLC and GenWest, as recorded on July 9, 2002, in Book 20020709 as Document No. 00079 of Official Records of Clark County, Nevada.

      "Retained Information" has the meaning given to it in 0 of this Agreement.

      "Revised MOU I" means the Revised RRSU Memorandum of Understanding between Purchaser and GenWest filed as Attachment B to the 2003 Settlement Agreement ("MOU I"), as amended by the revised memorandum of understanding between Purchaser and GenWest entered into pursuant to the 2005 Settlement Agreement and the Amended and Restated 2003 Settlement Agreement, conforming MOU I with the revisions agreed to in the 2005 Settlement Agreement and the Amended and Restated 2003 Settlement Agreement.

      "RRSU" means Regional Required System Upgrades.

      "RRSU Adjustment Amount" has the meaning given to it in Section 2.2.4(a) of this Agreement.

      "SCE" means Southern California Edison Company.

      "SCE Consent" shall mean the consent obtained from SCE consenting to the assignment of the Settlement Agreements, excluding the Western Settlement Agreement, and the SCE Tax Agreement in the form attached hereto as Exhibit F, or otherwise in form and substance reasonably satisfactory to Purchaser and Sellers.

      "SCE RRSU Refund" means any service credits and cash refunds provided by SCE with respect to the payments made under the Revised MOU I and SCE Tax Agreement relating to the Silverhawk Power Plant, pursuant to paragraphs 26 through 33 of the 2003 Settlement Agreement and the Amended and Restated 2003 Settlement Agreement.

      "SCE Tax Agreement" means the Tax Agreement, dated effective January 31, 2003, among GenWest, SCE and Purchaser, 25% of the rights and obligations under which were assigned to and assumed by SNWA pursuant to the Bill of Sale, as such is modified by the revised SCE Tax Agreement included as Attachment C to the Amended and Restated 2003 Settlement Agreement.

      "Section 4.2(d) Action" has the meaning given to it in 0.

      "Seller" and "Sellers" each has the meaning given to it in the preamble to this Agreement.

      "Sellers' Disclosure Schedule" means the schedule delivered to Purchaser by Sellers herewith and dated as of the Effective Date, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Sellers pursuant to this Agreement attached hereto as
Schedule VI.

      "Sellers' Indemnified Party" has the meaning given to it in Section 7.2 of this Agreement.

      "Sellers' Knowledge" means the actual knowledge of the Persons listed on
Section 1.1.1(d) of the Sellers' Disclosure Schedule; provided, however, each such Person shall be deemed to have knowledge of a matter of which such Person received written notice.

      "Sellers' Releases" means releases to be sought by Sellers from (i) SNWA under the Co-Tenancy Agreement, the O&M Agreement, and the Agency Agreement,
(ii) Reliant Energy Services, Inc. under the Reliant Agreement, (iii) Siemens Westinghouse Power Corporation under the Long Term Maintenance Agreement, (iv) Purchaser with respect to any obligations of SNWA under the Interconnection and Operation Agreement, each of which releases shall be from all liability for actions taken after the Closing Date, except for clause (iv), which shall be from all liability for actions taken after the effective date of the Bill of Sale.

      "Sellers' Releases Deadline" has the meaning given to it in Section
4.1(i).

      "Sellers' RRSU Refund Portion" has the meaning given to it in Section
2.5.4.

      "Sellers' Support Obligations" means (i) the Irrevocable Letter of Credit No. P-243249, dated November 26, 2003, issued by JPMorgan Chase Bank on behalf of GenWest, (ii) the Irrevocable Letter of Credit No. P-226706, dated June 18, 2002, issued by JPMorgan Chase

Bank on behalf of GenWest, (iii) the Irrevocable Letter of Credit No. TS-07001845 dated January 2, 2002, issued by Credit Suisse First Boston on behalf of PWEC, and (iv) the Irrevocable Letter of Credit No. P-230876 dated October 11, 2002, issued by JPMorgan Chase Bank on behalf of PWEC..

      "Settlement Agreements" means the 2003 Settlement Agreement, the Amended and Restated 2003 Settlement Agreement, the 2005 Settlement Agreement, and the Western Settlement Agreement.

      "Shared Books and Records" means Books and Records relating specifically to the construction, ownership, operation or maintenance of the Facility that are not Non-Shared Books and Records, excluding any such Shared Books and Records constituting or relating solely to Excluded Assets; provided, however, that if such Books and Records contain information related to the Purchased Assets and Excluded Assets, the portion relating to the Excluded Assets may be redacted.

      "Shared Intellectual Property" means Intellectual Property owned jointly by GenWest and SNWA or by either of GenWest or SNWA, in each case for their joint benefit.

      "Shared Materials and Equipment" shall include the equipment, machinery, apparatus, furniture, computer hardware, vehicles, Stores and Inventory, tools, dies, construction in progress, and other tangible personal property required, including such additional items of tangible personal property as acquired prior to the Closing Date, used, or to be used for or in the operation or maintenance of the Facility that are not Non-Shared Materials and Equipment, including the Shared Materials and Equipment listed in Schedule II, Part B, which schedule does not include Stores and Inventory.

      "Siemens Consent" shall mean the consent obtained from Siemens Westinghouse Power Corporation consenting to the assignment of (i) the Equipment Supply Agreement (Contract No. 750200136), dated February 16, 2001, between GenWest and Siemens Westinghouse Power Corporation for Combustion Turbine Equipment, as amended by Change Orders Nos. 1 through 8, 25% of the rights and obligations under which were assigned to and assumed by SNWA pursuant to the Bill of Sale, (ii) the Contract, dated April 20, 2004, between Siemens Westinghouse and PWEC, as Operating Agent, for water injection equipment, as amended by Change Order No. 1, dated July 8, 2004, and (iii) the Long Term Maintenance Agreement, in the form attached hereto as Exhibit G or otherwise in form and substance reasonably satisfactory to Purchaser and Sellers.

      "Site" means that certain real property located in Clark County, Nevada, upon which the Facility is located, within Lot 23 of the APEX Industrial Park, as further described in Schedule III.

      "Site Description Error" means the errors in the legal description of the Site, and in the legal description of the access road easement over a portion of APEX Industrial Park, Assessor's Parcel Number 103-04-010-002, granted pursuant to that Grant of Easement, dated July 23, 2002 by HDL 8, LLC to GenWest, which errors are to be corrected as identified in the markups attached as Exhibit 2 and Exhibit 3 to Schedule III.

      "SNWA" means the Southern Nevada Water Authority.

      "SNWA Consent" shall mean the consent obtained from SNWA consenting to the Transfer of GenWest's Interest and amending the Co-Tenancy Agreement and the O&M Agreement, in the form attached hereto as Exhibit H or otherwise in form and substance reasonably satisfactory to Purchaser and Sellers.

      "SNWA Deed" means the Grant, Bargain, Sale Deed dated May 14, 2004, between GenWest and SNWA.

      "Stores and Inventory" means supplies, inventories, materials, lubricants, chemicals, filters, fittings, connectors, seals, gaskets, repair and replacement parts, which are located at the Site or in transit, or deliverable to the Facility pursuant to the Assumed Agreements, as of the Closing Date, and used, or to be used, in connection with the operation and maintenance of the Facility. Certain items of Stores and Inventory as of the Effective Date are listed on
Schedule II, Part C.

      "Stores and Inventory Adjustment Amount" has the meaning given to it in
Section 2.2.4(a) of this Agreement.

      "Stores and Inventory Amount" means an amount equal to 75% of the value of Stores and Inventory, which amount shall not exceed the Stores and Inventory Cap Amount. For purposes of determining value, new Stores and Inventory shall be valued at the original delivered cost, while used Stores and Inventory shall be valued at a portion of the original delivered costs based on the remaining useable life of such Stores and Inventory. In the case of used Stores and Inventory that are supplied under the Long Term Maintenance Agreement, value shall be determined by reference to the parts life list set forth in Exhibit B of the Long Term Maintenance Agreement. The "Stores and Inventory Amount" (i) shall include amounts for Stores and Inventory to the extent such Stores and Inventory have been paid for before or after Closing by GenWest and SNWA and
(ii) shall exclude in all cases any amounts for Stores and Inventory included in Post-September Capital Expenditures or included in payments made by Purchaser under the Interim PPA and any amounts included in the Hot Gas Path Parts Expenditures Amount.

      "Stores and Inventory Cap Amount" means an amount equal to $5,460,000.

      "Survey" has the meaning given to it in Section 4.1(g) of this Agreement.

      "Tax" or "Taxes" means any and all taxes, including any interest, penalties, or other additions to tax that may become payable in respect thereof, imposed by any federal, state or local government or any agency or political subdivision of any such government, which taxes shall include all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real or personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing.

      "Tax Claim" has the meaning given to it in Section 8.7 of this Agreement.

      "Tax Returns" means any return, report, information return, claim for refund or other document (including any related or supporting information) supplied to or required to be supplied to any Taxing Authority with respect to Taxes, including any attachments, amendments and supplements thereto.

      "Taxing Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

      "Title Insurance Commitment" has the meaning given to it in Section 4.1(g) of this Agreement.

      "Title Insurance Policy" has the meaning given to it in Section 4.1(g) of this Agreement.

      "Transaction Agreements" means the following agreements:

      (a)   this Agreement;

      (b)   the Deed;

      (c)   the Assignment Agreement;

      (d)   the Interim PPA; and

      (e)   the Required Consents.

      "Transfer" has the meaning assigned to it in the Co-Tenancy Agreement.

      "Transfer Taxes" has the meaning given to it in Section 8.2 of this Agreement.

      "Transferred Intellectual Property" means the Non-Shared Intellectual Property and GenWest's undivided seventy-five percent (75%) interest in the Shared Intellectual Property.

      "Transferred Permits" means those Permits set forth in Schedule IV, interests in which are to be conveyed by the Sellers to Purchaser as part of the Purchased Assets.

      "Transmission Services Agreement" means the Service Agreement for Long-Term Firm Point-To-Point Transmission Service, Service Agreement No. 101A, dated December 12, 2002, as amended December 19, 2003, and effective July 31, 2003, between Purchaser and PWCC, which was originally assigned to PWEC by Reliant Energy Services, Inc. pursuant to the TSA 101 Assignment Agreement and later assigned to PWCC pursuant to the Assignment and Assumption Agreement, dated April 9, 2003, between PWEC and PWCC.

      "TSA 100 Assignment Agreement" means the Assignment and Assumption Agreement (TSA-100), dated as of September 17, 2002, between PWEC and Reliant Energy Services, Inc.

      "TSA 101 Assignment Agreement" means the Assignment and Assumption Agreement (TSA-101), dated as of September 17, 2002, between PWEC and Reliant Energy Services, Inc.

      "Water Permit" means the Permanent Point of Diversion Permit for the Facility to be issued by State of Engineer of Nevada, an application for which was filed on May 12, 2005, as such application may be amended or modified as may be agreed to by Purchaser and Sellers.

      "Water Supply Agreement" means the Water Supply Agreement, effective August 7, 2001, between the Las Vegas Valley Water District and GenWest, 25% of the rights and obligations under which were assigned to and assumed by SNWA pursuant to the Bill of Sale.

      "Well Development Agreement" means the Well Development Agreement, dated May 17, 2002, between GenWest and Dry Lake Water, LLC, 25% of the rights and obligations under which were assigned to and assumed by SNWA pursuant to the Bill of Sale.

      "Western Settlement Agreement" means the Settlement Agreement, dated as of March 21, 2005, entered into among Purchaser, Valley Electric Association, Inc., Purchaser's Chuck Lenzie Generating Station, GenWest, Las Vegas Cogeneration II, LLC, Mirant Las Vegas, LLC, Reliant Energy Wholesale Generation, LLC, and SNWA, which resolves issues in FERC Docket No. ER04-152-000.

      Section 1.2 Rules as to Usage. Except as otherwise expressly provided herein, the following rules shall apply to the usage of terms in this Agreement:

                  (a) The terms defined above have the meanings set forth above for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

                  (b) "Include," "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

                  (c) "Writing," "written" and comparable terms refer to printing, typing, and other means of reproducing in a visible form.

                  (d) Any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Law and any rules and regulations promulgated thereunder.

                  (e) References to a Person are also to its permitted successors and assigns.

                  (f) Any term defined above by reference to any agreement, instrument or Law has such meaning whether or not such agreement, instrument or Law is in effect.

                  (g) "Hereof," "herein," "hereunder" and comparable terms refer, unless otherwise expressly indicated, to the entire agreement or instrument in which such terms are used and not to any particular article, section or other subdivision thereof or exhibit or schedule or other attachment thereto. References in an instrument to "Article," "Section," or another subdivision or to an exhibit or schedule or other attachment are, unless the context otherwise requires, to an article, section, subsection or subdivision of or an exhibit or schedule or other attachment to such agreement or instrument.

                  (h) Pronouns, whenever used in any agreement or instrument that is governed by this Agreement and of whatever gender, shall include all Persons. References to any gender include, unless the context otherwise requires, references to all genders.

                  (i) The word "or" will have the inclusive meaning represented by the phrase "and/or." "Shall" and "will" have equal force and effect.

                  (j) Whenever the consent or approval of any Party is required pursuant to this Agreement, unless expressly stated that such consent or approval is to be given in the sole discretion of such Party, such consent or approval shall not be unreasonably withheld or delayed.

                  (k) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

                  (l) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

      Section 1.3 Schedules and Exhibits. This Agreement consists of the Articles contained herein and the Schedules and Exhibits attached hereto, all of which comprise part of one and the same agreement with equal force and effect.

                                   ARTICLE II

                        SALE AND PURCHASE; PRICE; CLOSING

      Section 2.1 Sale and Purchase; Definition of Purchased Assets; Assumed Liability.

            Section 2.1.1 Purchased Property. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, transfer, convey, assign and deliver to Purchaser, free and clear of all Liens (other than Permitted Liens), and Purchaser or its designated Affiliate will purchase and pay for (a) an undivided seventy-five percent (75%) interest in the Project and (b) a 100% interest in the Non-Shared Assets, excluding the Excluded Assets (sub-clauses (a) and (b) collectively, the "Purchased Assets").

            Section 2.1.2 Assignment and Assumption of Assumed Agreements. On the terms and subject to the conditions set forth in this Agreement, effective as of the Closing, Sellers shall assign to Purchaser and Purchaser shall assume all of Sellers' rights under the Assumed Agreements, and (a) in the case of Assumed Agreements other than the Interconnection

Contracts, all of Sellers' obligations arising after the Closing under such Assumed Agreements, and (b) in the case of Interconnection Contracts, all of Sellers' obligations under the Interconnection Contracts, other than (x) any refund liability of GenWest in connection with the proceedings on remand from the United States Court of Appeals for the D.C. Circuit in FERC Docket No. ER02-1913 or a subsequent ruling by FERC or a court on this issue, except for that portion of such liability for which SNWA is responsible under the Co-Tenancy Agreement, and (y) any refund liability of GenWest to SCE pursuant to paragraph 31 of the 2003 Settlement Agreement and the Amended and Restated 2003 Settlement Agreement, with respect to refunds received by GenWest, except for that portion of such liability for which SNWA is responsible under the Co-Tenancy Agreement. For the avoidance of doubt, (i) with respect to indemnity obligations under Assumed Agreements, other than Interconnection Contracts as provided above, Purchaser shall only assume liability for events that occur after the Closing, and (ii) Purchaser shall not be deemed to assume any Liabilities of Sellers pursuant to this Agreement or the transactions contemplated hereby, except as set forth in this Section 2.1.2.

            Section 2.1.3 Retention of Certain Assets. Sellers shall have no obligation to transfer any interest or rights in those agreements, assets and properties described in Schedule V, Part A attached hereto (the "Excluded Assets") and Purchaser shall have no Liability with respect thereto. The Parties acknowledge and agree that Sellers shall have the right on or prior to the Closing Date to retain or to transfer and assign to one or more of Sellers' Affiliates, their interests in the Excluded Assets.

            Section 2.1.4 Excluded Liabilities. On and after the Closing, and without further Liability or obligation of Purchaser, Sellers or their Affiliates, as the case may be, shall retain the duties, obligations and Liabilities, direct or indirect, known or unknown, absolute or contingent, under those agreements and other matters set forth in Schedule V, Part B attached hereto (the "Excluded Liabilities").

      Section 2.2 Purchase Price.

            Section 2.2.1 Amount. In consideration of the sale, assignment, conveyance, transfer and delivery to Purchaser as of the Closing of the Sellers' right, title and interest in the Purchased Assets, Purchaser shall pay to GenWest an amount equal to the sum of (a) $207,620,000, (b) the Stores and Inventory Amount, (c) the Post-September Capital Expenditures Amount, (d) the Post-April RRSU Payment Amount and (e) the Hot Gas Path Parts Expenditures Amount (collectively, the "Purchase Price").

            Section 2.2.2 Payment of Estimated Purchase Price. At the Closing, Purchaser shall pay or cause to be paid to GenWest an amount which shall be the sum of the following (the "Estimated Purchase Price"): (i) $207,620,000, and
(ii) the undisputed portions of the Estimated Stores and Inventory Amount, the Estimated Post-September Capital Expenditures Amount, the Estimated Post-April RRSU Payment Amount, and the Estimated Hot Gas Path Parts Expenditures Amount.

            Section 2.2.3 Estimated Adjustment. At least ten (10) Business Days prior to the Closing Date, Sellers in consultation with Purchaser shall conduct an inventory survey, which may be observed by Purchaser, and prepare and deliver to Purchaser an estimated closing statement certified to be a good faith estimate by a duly authorized officer of GenWest (the "Estimated Closing Statement"). The Estimated Closing Statement shall set forth in reasonable detail: (i) Sellers' best estimate of the Stores and Inventory Amount (the "Estimated Stores and Inventory Amount"), which statement shall include a description, part number, quantity on hand, average unit cost (adjusted for remaining useable life, if used) and extended value (quantity times average unit cost) with respect to each class of inventory, including the assumptions and calculations used by Sellers in such estimate,
(ii) Sellers' best estimate of the Post-September Capital Expenditures Amount, including the assumptions and calculations used by Sellers in such estimate (the "Estimated Post-September Capital Expenditures Amount"), (iii) Sellers' best estimate of the Post-April RRSU Payment Amount, including the assumptions and calculations used by Sellers in such estimate (the "Estimated Post-April RRSU Payment Amount"), and (iv) Sellers' best estimate of the Hot Gas Path Parts Expenditures Amount, including the assumptions and calculations used by Sellers in such estimate (the "Estimated Hot Gas Path Parts Expenditures Amount", together with the Estimated Stores and Inventory Amount, the Estimated Post-September Capital Expenditures Amount, and the Estimated Post-April RRSU Payment Amount, the "Estimated Adjustment"). Within five (5) Business Days following the delivery of the Estimated Closing Statement by Sellers to Purchaser, Purchaser may object in good faith to the Estimated Adjustment in writing. If Purchaser objects to the Estimated Adjustment, the Parties shall attempt to resolve their differences by negotiation. If the Parties are unable to do so within two (2) Business Days prior to the Closing Date (or if Purchaser does not object to the Estimated Adjustment), the amount of the Estimated Adjustment not in dispute shall be included in the Estimated Purchase Price. The disputed portion shall be paid as a post-Closing adjustment to the extent required by Section 2.2.4.

            Section 2.2.4 Purchase Price Adjustment.

                  (a) Within 60 days after the Closing, Purchaser in consultation with Sellers shall prepare and deliver to the Sellers a statement (the "Adjustment Statement"), which reflects (i) the difference between (A) the Stores and Inventory Amount as of the Closing Date, based on an inventory survey conducted by Purchaser within 30 days after the Closing Date, which may be observed by Sellers, and (B) the undisputed Estimated Stores and Inventory Amount (such difference is referred to as the "Stores and Inventory Adjustment Amount"), (ii) the difference between (A) the Post-September Capital Expenditures Amount and (B) the undisputed Estimated Post-September Capital Expenditures Amount (such difference is referred to as the "Post-September Capital Expenditures Adjustment Amount"), (iii) the difference between (A) the Post-April RRSU Payment Amount and (B) the undisputed Estimated Post-April RRSU Payment Amount (such difference is referred to as the "RRSU Adjustment Amount"), and (iv) the difference between (A) the Hot Gas Path Parts Expenditures Amount and (B) the undisputed Estimated Hot Gas Path Parts Expenditures Amount (such difference is referred to as the "Hot Gas Path Parts Adjustment Amount"). The Stores and Inventory Adjustment Amount, the Post-September Capital Expenditures Adjustment Amount, the RRSU Adjustment Amount, and the Hot Gas Path Parts Adjustment Amount are referred to collectively as the "Adjustment Amount." The Adjustment Statement shall be prepared using GAAP and the methodologies set forth in the definition of Stores and Inventory Amount. The Parties agree to cooperate in connection with the preparation of the Adjustment Statement and related information, and shall provide each other with such books, records and information as may be reasonably requested from time to time in connection therewith and in connection with Sellers' review thereof.

                  (b) Sellers may dispute the Adjustment Amount; provided, however, that Sellers shall notify Purchaser in writing of the disputed amount, and the basis of such dispute, within ten (10) Business Days of Sellers' receipt of the Adjustment Statement. In the event of a dispute with respect to any part of the Adjustment Amount, Purchaser and Sellers shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties. If Purchaser and Sellers are unable to reach a resolution of such differences within 30 days of receipt of Sellers' written notice of dispute to Purchaser, Purchaser and Sellers shall submit the amounts remaining in dispute for determination and resolution to the Independent Accounting Firm, which shall be instructed to determine and report to the Parties, within 30 days after such submission, and such report shall be final, binding and conclusive on the Parties hereto with respect to the amounts disputed. The fees and disbursements of the Independent Accounting Firm shall be shared equally by Purchaser and Sellers.

                  (c) Within ten (10) Business Days after Sellers' receipt of the Adjustment Statement, the Party owing the Adjustment Amount shall pay all undisputed amounts. If there is a dispute with respect to any amount of the Adjustment Statement, within five (5) Business Days after the final determination of any amounts on the Adjustment Statement, the Party owing the Adjustment Amount shall pay to the other Party an amount equal to the disputed Adjustment Amount as finally determined to be payable with respect to the Adjustment Statement. Any amount paid under this Section 2.2.4 shall be paid with interest for the period from, and including, the Closing Date to, but excluding, the date of payment, calculated at the lesser of (a) the prime rate under "Money Rates" as reported in the Wall Street Journal on the first business day of the month during which interest is payable plus two percent (2%) or (b) the maximum rate of interest permitted to be charged by applicable Law.

            Section 2.2.5 Amounts in Respect of Mechanics' Liens. Notwithstanding anything in this Section 2.2 or Section 2.4.1 to the contrary, Purchaser may withhold from the Estimated Purchase Price an amount equal to the value of all mechanics', carriers', workers', repairers' and other similar Liens in existence at Closing on the Purchased Assets, other than those arising or incurred under Assumed Agreements in the ordinary course of business, not in violation of the Co-Tenancy Agreement or the O&M Agreement relating to obligations which are not yet due and payable. To the extent such Liens are not remedied by Sellers within 90 days after Closing or such earlier date notified at least five (5) Business Days in advance by Purchaser to Sellers as is reasonably necessary for Purchaser, Purchaser shall be entitled to apply the portion of the Estimated Purchase Price so withheld to remedy any such Liens, in satisfaction of payment to Sellers of such portion of the Purchase Price. Upon all such Liens having been remedied by Sellers or by Purchaser pursuant to the preceding sentence, Purchaser shall pay to GenWest any remaining amounts of the Purchase Price retained by Purchaser under this Section 2.2.5.

            Section 2.2.6 Method of Payment of Purchase Price. Payment of the Estimated Purchase Price and the Adjustment Amount shall be made in United States dollars, by wire transfer of immediately available federal funds to an account located in the United States as GenWest or, if applicable, Purchaser may specify by notice.

            Section 2.2.7 Proration.

                  Purchaser and Sellers agree that the following items relating to the Purchased Assets shall be prorated as of the Closing Date, with Sellers liable to the extent such items relate to any time period through the Closing Date, and Purchaser liable to the extent such items relate to periods commencing after the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):

                        (i) any real and personal property ad valorem taxes imposed on tangible or intangible property with respect to the Purchased Assets as provided in Section 8.3, Section 8.4 and Section 8.5;

                        (ii) any costs or assessments imposed by the Master Declaration or Restrictions Declaration;

                        (iii) any assessment by any Governmental Authority for paving, roadways, sidewalk or other improvements or maintenance costs related to the Site; and

                        (iv) any rent payments made after the Effective Date in respect of BLM grants;

                        (v) any charges for water, telephone, electricity and other utilities;

                        (vi) (1) any annual Permit, license and registration fees with respect to the Transferred Permits listed on Part B of Schedule IV and
(2) any prepayments under the Assumed Agreements listed on Part E of Schedule I; provided, however, that any payments owing by Purchaser with respect to the prorated amounts under this Section 2.2.7(a)(vi)(2) shall not exceed $100,000 in the aggregate.

                  In connection with the prorations referred to in (a) above, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the amounts accrued through the Closing Date or paid for the most recent year (or other appropriate period) for which actual amounts paid are available. Such prorated amounts shall be re-prorated and paid to the appropriate Party within 60 days of the date that the previously unavailable actual figures become available. Sellers and Purchaser agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 2.2.7. Prorated amounts shall be based on GenWest's share of the amount to be prorated, as determined under the O&M Agreement.

      Section 2.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as of the Closing Date in accordance with a schedule to be prepared by Purchaser, subject to the consent of Sellers, using the allocation method provided by Section 1060 of the Code and the regulations thereunder. The Parties shall cooperate to comply with all substantive and procedural requirements of Section 1060 of the Code and the regulations thereunder, and except for any adjustment to the Purchase Price, the allocation shall be adjusted only if and to the extent necessary to comply with such requirements. Purchaser and Sellers agree that they will not take nor will they permit any Affiliate to take, for Tax purposes, any position inconsistent with such allocation; provided, however, that (i) Purchaser's cost may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the total amount so allocated, and (ii) the amount realized by Sellers may differ from the amount allocated to reflect transaction costs that reduce the amount realized for federal income Tax purposes.

      Section 2.4 The Closing. The closing of the transactions contemplated herein (the "Closing") will take place at Purchaser's offices in Las Vegas, Nevada, at 10:00 a.m. local time on the date as soon as practicable (but in no event longer than ten (10) Business Days, subject to an additional ten (10) Business Day extension at the election of Purchaser in the event of an amendment or update to the Sellers' Disclosure Schedule pursuant to Section 4.11(b)(iii) which occurs less than 10 days prior to the Closing Date) after the conditions to the Closing set forth in Section 5.1 and Section 5.2 have been satisfied or waived, or at such other place, time or date as Purchaser and Sellers mutually agree (the "Closing Date"). The Closing shall be deemed effective as of 12:01 A.M. Las Vegas time on the day after the Estimated Purchase Price has been paid to GenWest and the Deed and the Assignment Agreement have been executed and delivered to Purchaser.

            Section 2.4.1 Closing.

                  (a) At the Closing, Purchaser will (x) pay to GenWest the Estimated Purchase Price in accordance with Section 2.2 and (y) execute and deliver (as applicable) the following items to Sellers:

                        (i) True and complete copies of the PUCN Approval;

                        (ii) True and complete copies of the FERC Approval;

                        (iii) True and complete copies of evidence of the expiration or early termination of the waiting period under the HSR Act;

                        (iv) A bill of sale, assignment and assumption agreement in the form of Exhibit I (the "Assignment Agreement");

                        (v) The originals of the Sellers' Support Obligations;

                        (vi) A State of Nevada Declaration of Value in the form required by Nevada Revised Statutes Section 375.060;

                        (vii) A Certificate of Good Standing with respect to Purchaser, as of a recent date, issued by the Secretary of State of the State of Nevada;

                        (viii) Copies, certified by the Secretary or Assistant Secretary of Purchaser, of corporate resolutions authorizing the execution and delivery of this Agreement and all of the other agreements and instruments, in each case, to be executed and delivered by Purchaser in connection herewith;

                        (ix) A certificate of the Secretary or Assistant Secretary of Purchaser identifying the name and title and bearing the signatures of the officers of Purchaser authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

                        (x) A certificate addressed to Sellers dated the Closing Date executed by the duly authorized officer of Purchaser to the effect that the conditions set forth in Section 5.2.1 and Section 5.2.2 have been satisfied by Purchaser; and

                        (xi) Any amounts for which Purchaser is liable pursuant to Section 2.2.7 of this Agreement.

                  (b) At the Closing, Sellers will execute and deliver (as applicable) to Purchaser the following items:

                        (i) The Required Consents;

                        (ii) True and complete copies of the FERC Approval;

                        (iii) True and complete copies of evidence of the expiration or the early termination of the waiting period under the HSR Act;

                        (iv) The Assignment Agreement;

                        (v) A grant, bargain and sale deed (the "Deed") in the form of Exhibit J and any memorandum of documents or other documents necessary to convey title to the Real Property, including the indemnity described in
Section 4.1(g) hereto;

                        (vi) A certification of non-foreign status for PWEC in the form and manner which complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder;

                        (vii) A state of Nevada Declaration of Value in the form required by Nevada Revised Statutes Section 375.060;

                        (viii) Certificates of Good Standing with respect to the Sellers, as of a recent date, issued by the Secretary of State of the State of Arizona in the case of PWCC and PWEC, and by the Secretary of State of the State of Delaware in the case of GenWest;

                        (ix) Copies, certified by the Secretary or Assistant Secretary of each Seller, of resolutions authorizing the execution and delivery of this Agreement and all of the other agreements and instruments, in each case, to be executed and delivered by Sellers in connection herewith;

                        (x) A certificate of the Secretary or Assistant Secretary of each Seller identifying the name and title and bearing the signatures of the officers of each Seller authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

                        (xi) A certificate addressed to Purchaser dated the Closing Date executed by the duly authorized officers of each Seller to the effect that the conditions set forth in Section 5.1.1 and Section 5.1.2 have been satisfied by Sellers;

                        (xii) updated record drawings that include the as-built or redlined drawing changes reflecting the design of the Facility as of ten (10) days prior to Closing;

                        (xiii) any amounts for which the Sellers are liable pursuant to Section 2.2.7 and Section 4.2(i)(z) of this Agreement; and

                        (xiv) letters of credit in favor of Purchaser replacing the Existing Letters of Credit, to the extent such letters of credit are required under the applicable Assumed Agreement.

                  (c) If requested by Purchaser or Sellers, the Closing shall be consummated through an escrow with Purchaser's title company acting as escrow holder, which may include delivery to the escrow holder of the items in Sections 2.4.1(a) and 2.4.1(b) of this Agreement and payment to the escrow holder of the Estimated Purchase Price, Transfer Taxes and any amounts owing under Section
2.2.7 and Section 4.1(g), notwithstanding other provisions in this Agreement to the contrary. Escrow shall close once all conditions to Closing have been satisfied or waived and the escrow holder shall have recorded the Deed.

      Section 2.5 Further Assurances; Post-Closing Cooperation.

            Section 2.5.1 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at either Party's request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably deem necessary or desirable in order more effectively (a) to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, the Purchased Assets,
(b) to effectuate the assumption by Purchaser of the Assumed Agreements, and (c) otherwise to consummate the transactions contemplated by this Agreement. Purchaser shall provide to GenWest all invoices and supporting documentation received with respect to Assumed Agreements, which relate to any obligations arising thereunder prior to the Closing Date or any other obligation that remains with Sellers. In the event that either Party receives a payment from SNWA due to the other Party, such Party will promptly remit such payment to the other Party and advise SNWA thereof in writing.

            Section 2.5.2 Pre-Closing Books and Records.

                  Following Closing, each Party will afford the other Party, its counsel and its accountants, during normal business hours, reasonable access to the Shared Books and

Records and the Non-Shared Books and Records with respect to periods prior to Closing (the "Pre-Closing Books and Records") and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting Party in connection with (i) the preparation of Tax Returns, (ii) compliance with the requirements of any Governmental Authority, (iii) any Excluded Liabilities or (iv) any rights and obligations arising under Article VII, Article VIII or Article X hereof; provided, however, that nothing in this Agreement shall be deemed to obligate either Party to maintain the Pre-Closing Books and Records.

                  Purchaser acknowledges and consents to the retention by Sellers of information made available to Purchaser relating to the Purchased Assets (the "Retained Information"). From and after the Closing Date, Sellers shall, and shall cause their representatives to, treat the Retained Information as strictly confidential (except to the extent compelled to disclose by judicial or administrative process or by other requirements of Law, any stock exchange or any other self-regulatory organization); provided, however, that in no event shall the foregoing restrict any Seller from using or disclosing any Retained Information in connection with any claim arising under or in connection with this Agreement or any Excluded Liabilities.

            Section 2.5.3 Delivery of Books and Records. No later than the Closing Date (or in the case of Books and Records not immediately required for the operation and maintenance of the Facility that cannot be reasonably and practicably delivered at the Closing, as soon as reasonably practicable thereafter, but no later than 30 days after the Closing Date), Sellers shall deliver any Shared Books and Records, Non-Shared Books and Records, and Continued Employee Books and Records (to the extent they may be provided to Purchaser in accordance with Law) that are not located at the Site to Purchaser at Purchaser's offices in Las Vegas, Nevada, the Site or another location as designated by Purchaser in or near Las Vegas, Nevada. As soon as reasonably practicable after the Closing, Sellers shall deliver to Purchaser updated record drawings that include the as-built or redlined drawing changes reflecting the design of the Facility as of the Closing.

            Section 2.5.4 RRSU Payments Refunds. At any time after Closing, in the event any SCE RRSU Refund is received by any Party, Sellers shall be entitled to receive the Sellers' RRSU Refund Portion of such SCE RRSU Refund, and Purchaser shall be entitled to receive the Purchaser's RRSU Refund Portion of such SCE RRSU Refund as set forth below:

                  For any SCE RRSU Refund associated with the Eldorado 500kV substation breaker upgrades, "Sellers' RRSU Refund Portion" shall be 75% and "Purchaser's RRSU Refund Portion" shall be 25%, which portion Purchaser shall pay to SNWA pursuant to the terms of the Co-Tenancy Agreement; provided, however, that if at any time SCE shall separately remit to SNWA its portion of any SCE RRSU Refund, the "Sellers' RRSU Refund Portion" shall be 100% with respect to such SCE RRSU Refund.

                  For any SCE RRSU Refund associated with the Moenkopi 500 kV series capacitor upgrades ("Moenkopi Capacitor Work"):

                        "Sellers' RRSU Refund Portion" shall be equal to the product of (1) the amount of the SCE RRSU Refund in respect of the Moenkopi Capacitor Work, and (2) the amount of payments by GenWest under Revised MOU I prior to May 1, 2005 in respect of the Moenkopi Capacitor Work (other than amounts attributable to SNWA's Interest prior to May 1, 2005), less any SCE RRSU Refunds received by GenWest prior to Closing in connection with such payments, divided by the sum of the payments made by GenWest or Purchaser under Revised MOU I before, on or after May 1, 2005 in respect of the Moenkopi Capacitor Work (including amounts attributable to SNWA's Interest), less any SCE RRSU Refunds received by GenWest prior to Closing in connection with such payments made by it (including refunds in respect of SNWA's Interest).

                        "Purchaser's RRSU Refund Portion" shall be equal to the product of (1) the amount of the SCE RRSU Refund in respect of the Moenkopi Capacitor Work, and (2) the sum of payments by GenWest or Purchaser under Revised MOU I on or after May 1, 2005 in respect of the Moenkopi Capacitor Work (including amounts attributable to SNWA's Interest), plus payments by GenWest under Revised MOU I prior to May 1, 2005 in respect of the Moenkopi Capacitor Work solely attributable to SNWA's Interest, less any SCE RRSU Refunds received by GenWest prior to Closing in connection with any such payments made by it (including refunds in respect of SNWA's Interest), divided by the sum of the payments made by GenWest or Purchaser under Revised MOU I before, on or after May 1, 2005 in respect of the Moenkopi Capacitor Work (including amounts attributable to SNWA's Interest), less any SCE RRSU Refunds received by GenWest prior to Closing in connection with such payments made by it (including refunds in respect of SNWA's Interest). Sellers' RRSU Refund Portion and Purchaser's RRSU Refund Portion shall be determined on the later of the Closing Date or the date upon which refunds in respect of the Moenkopi Capacitor Work commence.

                  For any SCE RRSU Refund associated with the Lugo 500 kV series capacitor upgrades ("Lugo Capacitor Work"):

                        "Sellers' RRSU Refund Portion" shall be equal to the product of (1) the amount of the SCE RRSU Refund in respect of the Lugo Capacitor Work, and (2) the amount of payments by GenWest under Revised MOU I prior to May 1, 2005 in respect of the Lugo Capacitor Work (other than amounts attributable to SNWA's Interest prior to May 1, 2005), less any SCE RRSU Refunds received by GenWest prior to Closing in connection with such payments, divided by the sum of the payments made by GenWest or Purchaser under Revised MOU I before, on or after May 1, 2005 in respect of the Lugo Capacitor Work (including amounts attributable to SNWA's Interest), less any SCE RRSU Refunds received by GenWest prior to Closing in connection with such payments made by it (including refunds in respect of SNWA's Interest).

                        "Purchaser's RRSU Refund Portion" shall be equal to the product of (1) the amount of the SCE RRSU Refund in respect of the Lugo Capacitor Work, and (2) the sum of payments by GenWest or Purchaser under Revised MOU I on or after May 1, 2005 in respect of the Lugo Capacitor Work (including amounts attributable to SNWA's Interest), plus payments by GenWest under Revised MOU I prior to May 1, 2005 in respect of the Lugo Capacitor Work solely attributable to SNWA's Interest, less any SCE RRSU Refunds received by GenWest prior to Closing in connection with any such payments made by it (including refunds in respect of SNWA's Interest), divided by the sum of the payments made by GenWest or Purchaser under Revised MOU I before, on or after May 1, 2005 in respect of the

Lugo Capacitor Work (including amounts attributable to SNWA's Interest), less any SCE RRSU Refunds received by GenWest prior to Closing in connection with such payments made by it (including refunds in respect of SNWA's Interest). Sellers' RRSU Refund Portion and Purchaser's RRSU Refund Portion shall be determined on the later of the Closing Date or the date upon which refunds in respect of the Lugo Capacitor Work commence.

                  In the event that the SCE RRSU Refunds for the Moenkopi Capacitor Work and the Lugo Capacitor Work are not separated as contemplated above, the Parties shall cooperate in good faith to allocate the SCE RRSU Refunds on the same principles as provided above. Each Party shall pay over to the other Party a portion of the amount received by such Party to effect the foregoing. Purchaser shall pay any refund received by it attributable to SNWA's Interest to SNWA in accordance with the Co-Tenancy Agreement. Payments under this Section 2.5.4 shall be made within ten (10) days of the receipt of such SCE RRSU Refunds.

            Section 2.5.5 Site Description Error Indemnity. Sellers shall indemnify Purchaser for any Losses incurred by Purchaser arising from or in connection with any failure of Sellers to correct the Site Description Error prior to Closing, and reimburse Purchaser for any costs incurred by Purchaser following Closing in connection with remedying such failure. Purchaser shall consult with Sellers about any remedial action to be taken by Purchaser in connection with correcting the Site Description Error following Closing and shall use commercially reasonable efforts to remedy the Site Description Error in a cost-effective manner.

            Section 2.5.6 Drainage Encroachment Indemnity. Sellers shall indemnify Purchaser for any Losses incurred by Purchaser arising from or in connection with any failure of Sellers to correct the matters described in
Section 4.1(n) hereto prior to Closing, and reimburse Purchaser for any costs incurred by Purchaser following Closing in connection with remedying such failure. Purchaser shall consult with Sellers about any remedial action to be taken by Purchaser in connection with correcting such matters following Closing and shall use commercially reasonable efforts to remedy the matters in a cost-effective manner.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

      Section 3.1 Representations and Warranties of Sellers. Except as specifically set forth in the Sellers' Disclosure Schedule attached hereto as
Schedule VI, each of the Sellers, jointly and severally, represents and warrants to Purchaser that all of the statements contained in this Section 3.1 with respect to the Sellers are true and correct as of the Effective Date, and will be true and correct as of the Closing Date as though made on and as of the Closing Date. Each exception and other response to this Agreement set forth in the Sellers' Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement, and, except as otherwise specifically stated with respect to such exception, relates only to such section. The inclusion of an exception or other response to this Agreement set forth in the Sellers' Disclosure Schedule does not necessarily mean that such disclosure would otherwise constitute a breach of this Agreement; rather, such disclosure is made for the purposes of comprehensively informing Purchaser of matters it should consider in connection with the purchase of the Purchased Assets.

            Section 3.1.1 Existence. PWCC is a corporation duly formed, validly existing and in good standing under the Laws of the State of Arizona. PWEC is a corporation duly formed, validly existing and in good standing under the Laws of the State of Arizona and is licensed to do business as a corporation in the State of Nevada. GenWest is a limited liability company duly qualified, validly existing and in good standing under the Laws of the State of Delaware, is licensed to do business as a limited liability company in the State of Nevada, and has full limited liability company power and authority to own and use the Purchased Assets.

            Section 3.1.2 Authority. Each Seller has full corporate or limited liability company power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and the Transaction Agreements to which it is or will be a party, and the performance by such Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate or company action.

            Section 3.1.3 Binding Agreement. This Agreement and the Transaction Agreements to which it is or will be a party have been or will be when delivered duly executed and delivered by each Seller and, assuming due and valid authorization, execution and delivery thereof by Purchaser and each other party thereto, this Agreement and the Transaction Agreements to which it is or will be a party are or will be when delivered valid and binding obligations of such Seller enforceable against such Seller in accordance with their terms, except
(i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors' rights generally, and (ii) general equitable principles, including that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

            Section 3.1.4 No Conflicts. Subject to the receipt of the Required Consents, FERC Approval, the expiration or early termination of the waiting period under the HSR Act, and receipt of the other consents and actions listed in Section 3.1.5 of Sellers' Disclosure Schedule, the execution and delivery by each Seller of this Agreement do not, and the execution and delivery by such Seller of the Transaction Agreements to which it is or will be a party, the performance by such Seller of its obligations under this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby shall not:

                  (a) Conflict with or result in a violation or breach of any of the terms, conditions or provisions of such Seller's organizational documents;

                  (b) Result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Assumed Agreement, note, bond, deed of trust, indenture, license, agreement, lease or other instrument or obligation to which such Seller is party or by which such Seller, or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing (true and correct copies of which waivers or consents have been furnished to Purchaser);

                  (c) Conflict with or result in a violation or breach of any term or provision of any Law applicable to such Seller or the Purchased Assets; or

                  (d) Result in the imposition or creation of any Lien upon any of the Purchased Assets, other than in favor of Purchaser.

            Section 3.1.5 Approvals and Filings. Except for the Required Consents, FERC Approval and expiration or early termination of the waiting period under the HSR Act and as set forth in Section 3.1.5 of Sellers' Disclosure Schedule, no consent or approval of, filing with or notice to any Governmental Authority or other Person by any Seller is required in connection with the execution, delivery and performance by any Seller of this Agreement or any of the Transaction Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

            Section 3.1.6 Sellers' Known Liabilities. Except as set forth in
Section 3.1.6 of Sellers' Disclosure Schedule, to Sellers' Knowledge none of the Sellers has any Liability that has, or could be reasonably likely to have, a Material Adverse Effect.

            Section 3.1.7 Reports. Since the date of its formation and except with respect to electronic quarterly reporting of its transactions to FERC, GenWest has filed or caused to be filed with the applicable state or local utility commissions or regulatory bodies and the FERC, all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it with respect to the Project under each of the applicable state public utility laws and the Federal Power Act and the respective rules and regulations thereunder.

            Section 3.1.8 Legal Proceedings. Except as set forth in Section
3.1.8 to Sellers' Disclosure Schedule, there are no actions or proceedings (including orders, judgments and writs), and to Sellers' Knowledge, no claims or investigations, outstanding or pending in any Governmental Authority to which a Seller is a party or, to Sellers' Knowledge, (a) outstanding or pending in any Governmental Authority to which any counterparty to a Designated Assumed Agreement is a party, or (b) threatened against a Seller or any of its assets and properties, in each case which could be reasonably expected to (x) result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or any of the Transaction Agreements, (y) adversely affect the ownership, construction, operation or maintenance of the Facility or the use of the Real Property, or (z) individually or in the aggregate, have a Material Adverse Effect.

            Section 3.1.9 Compliance with Laws. Each of the Sellers, and to Sellers' Knowledge, its contractors, agents and representatives, is not in violation of or in default under any Law applicable to it, the Project or the Purchased Assets, the effect of which, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect. Except as set forth in
Section 3.1.9 of Sellers' Disclosure Schedule, none of the Sellers has received notification alleging that it is in violation of any Law, in the case of GenWest, applicable to it, the Project or the Purchased Assets, and in the case of PWCC and PWEC, applicable to the Project or the Purchased Assets.

            Section 3.1.10 Title to Personal Property. GenWest owns, possesses and will be conveying good and valid title to all the Purchased Assets (tangible and intangible) constituting personal property, free and clear of all Liens, except Permitted Liens.

            Section 3.1.11 Real Property.

                  (a) Schedule III contains a legal description of the Real Property subject to the errors described in the HMH Letter. GenWest owns, possesses and will be conveying good, valid and marketable fee title to an undivided seventy-five percent (75%) interest in the Site, free and clear of all Liens other than Permitted Liens. GenWest holds good and valid title to an undivided seventy-five percent (75%) interest in the Easements, free and clear of all Liens other than (i) encumbrances of record or that would be revealed by an accurate survey and (ii) Permitted Liens.

                  (b) Neither the whole nor any portion of the Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to Sellers' Knowledge, has any such condemnation, expropriation or taking been proposed. Except as provided in the agreements listed in Section 3.1.11 Part A of Sellers' Disclosure Schedule, none of the Sellers is a party to any lease, assignment or similar arrangement under which any of the Sellers is a lessor, assignor or otherwise makes available for use by any third party any portion of the Real Property. Except as set forth in Section
3.1.11 Part B of Sellers' Disclosure Schedule, none of the Sellers has received any notice of, or other writing referring to, any requirements or recommendations by any insurance company that has issued a policy covering any part of the Real Property or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any part of the Real Property, which repair or work has not been completed and accepted. Sellers have not consented to the lease of, or creation of any Lien on, any of the Project by SNWA, except as described in clause (v) of the definition of Permitted Liens.

                  (c) Except as set forth in Section 3.1.11 Part C of Sellers' Disclosure Schedule, Sellers have obtained all real estate licenses, easements and rights of way, including proofs of dedication, required to use the Real Property in the manner in which the Real Property is currently being used and required for the ownership, construction, operation and maintenance of the Facility.

                  (d) To Sellers' Knowledge, there is no action, proceeding or litigation pending or threatened (i) to modify the zoning of, or other governmental rules or restrictions applicable to, the Real Property or the use or development thereof, or (ii) for any street widening or changes in highway or traffic lanes or patterns in the immediate vicinity of the Real Property, in each case, except for such actions, proceedings or litigations which, individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

                  (e) The parcels constituting the Site are assessed separately from all other adjacent property not constituting the Site for purposes of real property taxes assessed to, or paid by, GenWest. Except as set forth in Section
3.1.11 Part D of Sellers' Disclosure Schedule, to Sellers' Knowledge, the Site complies with all applicable subdivision, zoning, land parcelization and local governmental taxation or separate assessment requirements.

                  (f) Other than Permitted Liens and as set forth in Section
3.1.11 Part E of Sellers' Disclosure Schedule, there are no commitments to or agreements by Sellers with any Governmental Authority affecting the use or ownership of the Real Property and to Sellers' Knowledge, there are no commitments to or agreements with any Governmental Authority by any other party affecting the use or ownership of the Real Property.

                  (g) Except as set forth in Section 3.1.11 Part F of Sellers' Disclosure Schedule, none of the Sellers is a party to any agreement for the sale, exchange, encumbrance, lease or transfer of any of the Real Property or any portion of the same.

                  (h) Except as set forth in Section 3.1.11 Part G of Sellers' Disclosure Schedule, Sellers are in compliance with all applicable conditions, covenants and restrictions that encumber the Real Property.

            Section 3.1.12 Condition of Materials and Equipment. Except as set forth in Section 3.1.12 Part A of Sellers' Disclosure Schedule, all Materials and Equipment are currently located on the Real Property and no Materials and Equipment intended for the Facility are being held by third parties pending payment by Sellers. To Sellers' Knowledge, Sellers have not failed to disclose to Purchaser any fact relating to the operation or condition of the Facility or the Site that could be reasonably likely to have a Material Adverse Effect. To the Sellers' Knowledge, the Facility has been operated in accordance with Good Electric Operating Practices as such term is defined in the O&M Agreement. Except for the Excluded Assets, the Purchased Assets are sufficient to own, operate and maintain the Project as currently owned, operated and maintained by the Sellers. Except as listed in Section 3.1.12 Part B of Sellers' Disclosure Schedule and except for the Excluded Assets and assets replaced by assets of comparable or superior quality and value, to Sellers' Knowledge, none of the Sellers have sold, transferred or otherwise disposed of any assets used by any of the Sellers solely in the operation or maintenance of the Facility.

                  Warranty Matters. 0 of the Sellers' Disclosure Schedule identifies all warranties by any vendor, materialman, supplier, contractor or subcontractor relating to the Purchased Asset or any component thereof with a value of $50,000 or more and specifies the following information with respect to each such warranty: (a) each of the Purchased Assets or any component thereof to which the warranty is applicable but only to the extent such item has a value of $50,000 or more, (b) the contract or agreement pursuant to which the warranty was given or made (a true and complete copy of each such contract or agreement has been provided to Purchaser), (c) a description of any warranty work done under the applicable warranty, the date thereof and the applicable warranty period for the warranty work, and (d) whether such warranty is transferable to Purchaser. To Sellers' Knowledge, there are no events that have occurred or conditions applicable that constitute or may constitute a defense to the continuing effectiveness of each such warranty.

            Section 3.1.13 Facility Agreements; Assumed Agreements. Section
3.1.13 Part A of Sellers' Disclosure Schedule contains a list of all Facility Agreements in effect, true and complete copies of which (together with all amendments, supplements, schedules and exhibits) have heretofore been furnished to Purchaser, other than item 40b on Schedule I. Except as set forth in Section
3.1.13 Part B of Sellers' Disclosure Schedule, each Assumed Agreement is in full force and effect and constitutes a legal, valid and binding agreement of the applicable Seller and to Sellers' Knowledge, of each other party thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency or other similar Laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity), and no material term or condition thereof has been amended from the form thereof delivered to Purchaser or waived. Except as set forth in Section 3.1.13 Part C of Sellers' Disclosure Schedule and except with respect to Assumed Agreements to which Purchaser is party, (a) none of Sellers is in violation or breach of or default under, or with notice or lapse of time or both, would be in violation or breach of or default under, any Assumed Agreement and, (b) to Sellers' Knowledge, no other party to any Assumed Agreement with a contingent liability or payment obligation in excess of $1,000, is in violation or breach of or default under, or with notice or lapse of time or both, would be in violation or breach of or default under, any such Assumed Agreement. Other than the Required Consents, FERC Approval, the expiration or early termination of the waiting period under the HSR Act, or as set forth in Section 3.1.5 of Sellers' Disclosure Schedules, no consent or approval of, filing with or notice to any Governmental Authority or other Person by any Seller is required which has not been duly obtained or made for the assignment of the Assumed Agreements to Purchaser as contemplated hereby, true and correct copies of such consents have been provided to Purchaser.

            Section 3.1.14 Permits.

                  (a) Section 3.1.14 Part A of the Sellers' Disclosure Schedule sets forth all Permits that Sellers are required to obtain under applicable Law in connection with the ownership, operation, maintenance or use of the Facility (the "Facility Permits").

                  (b) Except as set forth in Section 3.1.14 Part B of Sellers' Disclosure Schedule, Facility Permits are properly in the name of the Facility, GenWest, GenWest and SNWA jointly, or PWEC. Except as set forth in Section
3.1.14 Part C of Sellers' Disclosure Schedule, the information set forth in each application submitted by or on behalf of any of the Sellers and, to Sellers' Knowledge, any other Person, in connection with each such Facility Permit was accurate and complete in all material respects at the time of the last submission. Except as set forth in Section 3.1.14 Part D of Sellers' Disclosure Schedule, all modifications to Facility Permits required to remain in compliance with Law have been made for the ownership, operation, maintenance or use of the Facility. Except as set forth in Section 3.1.14 Part E of Sellers' Disclosure Schedule, GenWest and PWEC are in full compliance with each Facility Permit and each Facility Permit (i) is in full force and effect, (ii) is not subject to any legal proceeding or to any unsatisfied condition that (x) is not reasonably expected to be satisfied or (y) could reasonably be expected to allow material modification or revocation thereof, and (iii) is final and all applicable appeal periods have expired or terminated.

                  (c) Except for the approvals, notices and filings set forth in
Section 3.1.14 Part F of Sellers' Disclosure Schedule, GenWest's and PWEC's interests in each Transferred

Permit may be transferred to Purchaser or Purchaser as Operating Agent, as the case may be, as contemplated by this Agreement without the consent or approval of, filing with or notice to any Governmental Authority or other Person by any of the Sellers other than those that have been duly obtained or made, true and correct copies of which have been provided to Purchaser. Upon the effectiveness of the notices and other filings set forth in Section 3.1.14 Part F of Sellers' Disclosure Schedule and as otherwise set forth in such Section 3.1.14 Part F of Sellers' Disclosure Schedule, (i) Purchaser's interest in each Transferred Permit will be properly in the name of Purchaser or Purchaser as Operating Agent, as the case may be, (ii) each Transferred Permit will be in full force and effect, (iii) each Transferred Permit will not be subject to any legal proceeding or to any unsatisfied condition that (x) is not reasonably expected to be satisfied or (y) could reasonably be expected to allow material modification or revocation thereof, and (iv) each Transferred Permit will be final and have all applicable appeal periods expired or terminated. Upon the effectiveness of the notices and other filings set forth in Section 3.1.14 Part F of the Sellers' Disclosure Schedule, the transfer of GenWest's or PWEC's interests in each Transferred Permit to Purchaser or Purchaser as Operating Agent, as the case may be, shall not breach the terms thereof or result in the forfeiture or impairment of any rights thereunder.

                  (d) Other than as provided in Section 3.1.14 Part G of Sellers' Disclosure Schedule, Sellers have not made any modifications, and are not aware of any modifications to the Facility by any Person, that could reasonably be expected to cause the Facility to violate any applicable Law or Permit.

            Section 3.1.15 Insurance. Section 3.1.15 of Sellers' Disclosure Schedule sets forth a true and complete list and description of all insurance policies in force on the Effective Date with respect to the Purchased Assets, together with a statement of the aggregate amount of claims paid out and claims pending, under each such insurance policy, in each case relating to the Purchased Assets. All policies are in full force and effect, all premiums due thereon have been paid and the Sellers are otherwise in compliance in all material respects with the terms and provisions of such policies. Furthermore, as they relate to the Purchased Assets, (a) Sellers have not received any notice of cancellation or non-renewal of any such policy nor is the termination of any such policies threatened, (b) there is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, (c) Sellers have not received any notice from any of its insurance carriers that any insurance premiums in respect of such policies will be increased in the future or that any insurance coverage presently provided for will not be available to the Sellers in the future on substantially the same terms as now in effect, and (d) Sellers have not received notice that the Facility or any Materials and Equipment or the operation thereof will not be insurable or will be subject to exclusions arising from actual or potential defects in the Purchased Assets.

            Section 3.1.16 Environmental Matters.

                  (a) Sellers have made available to Purchaser all of the environmental site assessment reports and studies that were obtained by or in the possession of Sellers, which relate to environmental matters in connection with ownership, construction, operation or maintenance of the Facility. All such reports and studies are listed in Section 3.1.16 Part A of Sellers' Disclosure Schedule.

                  (b) Except for the Facility Permits, none of the Sellers has entered into or agreed to any judicial or administrative consent decree or order, and is not subject to any outstanding judgment, decree, or judicial or administrative order relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Materials under any Environmental Law, in each case relating to the Facility or the Real Property.

                  (c) Except as disclosed in Section 3.1.16 Part B of Sellers' Disclosure Schedule, there are no claims, actions, proceedings (including orders, judgments and writs) or investigations pending in any Governmental Authority to which a Seller is a party and with respect to such claims and investigations, of which a Seller has Knowledge or, to Sellers' Knowledge, (x) outstanding or pending in any Governmental Authority to which any counterparty to a Designated Assumed Agreement is a party or (y) threatened against a Seller or any of its assets and properties, under any Environmental Law relating to the Facility or the Real Property.

                  (d) All Permits related to the Purchased Assets issued to any Seller and in effect under any Environmental Law are set forth in Section 3.1.16 Part C of Sellers' Disclosure Schedule. Except as set forth in Section 3.1.16 Part D of Sellers' Disclosure Schedule, Sellers and, to Sellers' Knowledge, their contractors, agents or representatives have obtained all Permits required under the Environmental Laws for the ownership, construction, operation, maintenance or use of the Facility, all such Permits are in effect to the extent required under any Environmental Law, no appeal nor any other action is pending to revoke any such Permit and Sellers and, to Sellers' Knowledge, their contractors, agents and representatives are in full compliance with all terms and conditions of all such Permits. Except as set forth in Section 3.1.16 Part E of Sellers' Disclosure Schedule, Sellers, and to Sellers' Knowledge, their contractors, agents and representatives, have filed for a renewal on a timely basis of any Facility Permits required pursuant to applicable Environmental Law.

                  (e) Except as set forth in Section 3.1.16 Part F of Sellers' Disclosure Schedule, Sellers, and to Sellers' Knowledge, their contractors, agents and representatives, have been and are in compliance with all applicable Environmental Laws with respect to the Facility or the Real Property. To Sellers' Knowledge, except for matters described in the reports listed in
Section 3.1.16 Part A of Sellers' Disclosure Schedule, any former owners of or tenants on the Real Property, and their contractors, agents or representatives, did not violate applicable Environmental Laws with respect to their ownership, construction, operation or maintenance of the Facility or the Real Property.

                  (f) Except as set forth in Section 3.1.16 Part G of Sellers' Disclosure Schedule, none of the Sellers, or to Sellers' Knowledge, its contractors, agents or representatives, or to Sellers' Knowledge, any other Person, has Released, discharged, or otherwise disposed, of any Hazardous Materials on, beneath or adjacent to the Real Property, except for Releases of Hazardous Materials that could not reasonably be expected to result in a claim or a requirement to engage in a material Remediation.

                  (g) Except as set forth in Section 3.1.16 Part H of the Sellers' Disclosure Schedule, to Sellers' Knowledge, there are no facts, circumstances or conditions related to the Facility that exist now or as of the Closing Date that would make it reasonably likely that the

Facility will not be able to comply with applicable Environmental Law, including but not limited to, the terms and conditions of Permits issued with respect to the Facility pursuant to applicable Environmental Law.

            Section 3.1.17 Labor Matters. Except as specifically set forth in
Section 3.1.17 of Sellers' Disclosure Schedule:

                  (a) All of the Project Employees are employees of PWEC.

                  (b) GenWest is neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union or labor organization. There are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any Project Employee and no Project Employee is represented by any labor organization.

                  (c) No labor union, labor organization, Project Employees or group of employees of GenWest has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To Sellers' Knowledge, there have been no labor union organizing activities with respect to any Project Employees or any employees of GenWest.

                  (d) From May 17, 2004, there has been no actual or, to Sellers' Knowledge, threatened, arbitrations, grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting GenWest or the Project.

                  (e) With respect to the Project Employees, none of Sellers, or their respective employees, agents or representatives have committed any material unfair labor practice as defined in the National Labor Relations Act.

                  (f) With respect to the Project Employees, Sellers are in compliance in all material respects with all applicable Laws relating to employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers' compensation, labor relations, employee leave issues and unemployment insurance.

                  (g) With respect to the Project Employees, none of the Sellers are or have been: (i) a "contractor" or "subcontractor" (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246, or (iii) required to maintain an affirmative action plan.

                  (h) With respect to the Project Employees, Sellers are and have been in compliance in all material respects with all notice and other requirements under the Workers' Adjustment and Retraining Notification Act and any similar state or local law relating to plant closings and layoffs.

            Section 3.1.18 Employee Matters. No claim is pending, or to Sellers' Knowledge threatened, in which any individual or Governmental Authority asserts, or in the case of any threatened claim, may assert, that any individual is or was an employee of GenWest. Neither Purchaser nor any of its Affiliates will incur any Liability under or otherwise in respect of any employee compensation or benefit plan, program, agreement or arrangement (including any employee benefit plan within the meaning of ERISA Section 3(3)) established or maintained by Sellers or their ERISA Affiliates. Each such plan, program, agreement or arrangement maintained in respect of any individual performing services in respect of the Facility or otherwise in respect of the Purchased Assets has been maintained substantially in accordance with its terms and applicable Law, including ERISA and the Code.

            Section 3.1.19 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Sellers directly with Purchaser without the intervention of any Person on behalf of Sellers in such manner as to give rise to any valid claim by any Person against Purchaser for a finder's fee, brokerage commission or similar payment.

            Section 3.1.20 Intellectual Property. Section 3.1.20 Part A of Sellers' Disclosure Schedule sets forth a complete list of all Shared Intellectual Property and all Non-Shared Intellectual Property. GenWest owns all interest or has non-exclusive use rights in the Non-Shared Intellectual Property and an undivided 75% interest in such ownership in or rights to the Shared Intellectual Property. Except as set forth in Section 3.1.20 Part B of Sellers' Disclosure Schedule, none of the Sellers owns or otherwise has, and has not acquired specifically for the purposes of the Facility or the Purchased Assets, any right to use any Intellectual Property that is used in or is necessary, required or in the case of GenWest, beneficial for the ownership, operation or maintenance of the Facility as currently owned, operated and maintained, other than such as may be included in the Purchased Assets. Except as set forth in
Section 3.1.20 of Sellers' Disclosure Schedule and except for the Excluded Assets that constitute Intellectual Property, the Intellectual Property conveyed to Purchaser pursuant hereto ("Transferred Intellectual Property") includes any and all Intellectual Property necessary for the ownership, operation or maintenance of the Facility as currently owned, operated and maintained. To Sellers' Knowledge, the ownership, operation and maintenance of the Facility as currently owned, operated and maintained does not infringe upon, misappropriate, or otherwise violate either directly or indirectly (such as through contributory infringement or inducement to infringe) any Intellectual Property rights of any third Person, and the Sellers have not received written notice by any Person of any pending or threatened claims, suits, actions, mediations, arbitrations, orders or other adversarial proceedings (a) alleging infringement, misappropriation or other violation by the Sellers of Intellectual Property rights of any Person or (b) challenging the Sellers' ownership or use of, or the validity, enforcement, registrability or maintenance of, any Transferred Intellectual Property. To Sellers' Knowledge, except as provided in the Assumed Agreements, none of the Sellers has entered into any consents, judgments, orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements which (i) restrict GenWest's right to use any Transferred Intellectual Property, (ii) restrict the transfer or licensing by GenWest of the Transferred Intellectual Property, (iii) restrict GenWest's business as it pertains to the Facility in order to accommodate a third Person's Intellectual Property rights, or (iv) permit any third Person to use any Transferred Intellectual Property. The intended use by the Sellers of any Transferred Intellectual Property is in accordance with any and all applicable grants, licenses, agreements, instruments or other arrangements pursuant to which the Sellers acquired the right to use such Transferred Intellectual Property. Service and all other fees to be paid by Sellers with respect to the Transferred Intellectual Property have been paid as required to any Person.

      Section 3.2 Representations and Warranties of Purchaser. Except as specifically set forth in the Purchaser's Disclosure Schedule attached hereto as
Schedule VII, Purchaser hereby represents and warrants to Sellers that all of the statements contained in this Section 3.2 are true and correct as of the Effective Date (unless another date is expressly indicated), and will be true and correct as of the Closing Date as though made on and as of the Closing Date. Each exception and other response to this Agreement set forth in the Purchaser's Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement, and, except as otherwise specifically stated with respect to such exception, relates only to such section.

            Section 3.2.1 Existence. Purchaser is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Nevada and has full power and authority to conduct its business as it is now being conducted and to own, lease and operate its assets and properties.

            Section 3.2.2 Authority. Purchaser has full power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Transaction Agreements to which it is or will be a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action.

            Section 3.2.3 Binding Agreement. This Agreement and the Transaction Agreements to which Purchaser is or will be a party have been or will be when delivered duly and validly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery thereof by Sellers and each other party thereto, this Agreement and the Transaction Agreements to which Purchaser is or will be a party are or will be when delivered valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors' rights generally and,
(b) general equitable principles, including that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

            Section 3.2.4 No Conflicts. Subject to the receipt of the Required Consents, PUCN Approval, FERC Approval, and the expiration or early termination of the waiting period under the HSR Act, the execution and delivery by Purchaser of this Agreement do not, and the execution and delivery by Purchaser of the Transaction Agreements to which it is or will be a party, the performance by Purchaser of its obligations under this Agreement and such

Transaction Agreements and the consummation of the transactions contemplated hereby and thereby shall not:

                  (a) Conflict with or result in a violation or breach of any of the terms, conditions or provisions of Purchaser's articles of incorporation and by-laws;

                  (b) Result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, deed of trust, indenture, license, agreement, lease or other instrument or obligation to which Purchaser or any of its Affiliates is a party or by which any of their respective assets and properties may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing (true and correct copies of which waivers and consents have been furnished to Sellers); or

                  (c) Conflict with or result in a violation or breach of any term or provision of any Law applicable to Purchaser or any of its Affiliates or any of their respective assets and properties.

            Section 3.2.5 Approvals and Filings. Except for the Required Consents, PUCN Approval, FERC Approval, and the expiration or early termination of the waiting period under the HSR Act, no consent or approval of, filing with or notice to any Governmental Authority or other Person is required in connection with the execution, delivery and performance by Purchaser of this Agreement or any of the Transaction Agreements to which it is a party or the consummation by Purchaser of the transactions contemplated hereby or thereby.

            Section 3.2.6 Legal Proceedings. Except as set forth in Section
3.2.6 of Purchaser's Disclosure Schedule, there are no actions or proceedings (including orders, judgments and writs), and to Purchaser's Knowledge, no claims or investigations, outstanding or pending in any Governmental Authority to which Purchaser is a party or, to Purchaser's Knowledge, threatened against Purchaser or any of its assets and properties, which would be reasonably expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or any of the Transaction Agreements.

            Section 3.2.7 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Sellers without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Sellers for a finder's fee, brokerage commission or similar payment.

                                   ARTICLE IV

                                    COVENANTS

      Section 4.1 Efforts to Close and Fulfillment of Conditions. After the Effective Date and prior to Closing:

                  (a) Each Party shall use commercially reasonable efforts and proceed diligently and in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate and make effective the purchase, sale, assignment, conveyance, transfer and delivery of the Purchased Assets, the assumption of the Assumed Agreements pursuant to this Agreement, and the effectiveness of the Interim PPA. Such actions shall include each Party using its commercially reasonable efforts to ensure satisfaction of the conditions precedent to its obligations hereunder, as soon as practicable after the Effective Date.

                  (b) Each Party shall provide reasonable cooperation to the other Party in obtaining consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons required of the other Party to consummate the transactions contemplated hereby and by the Transaction Agreements. The Parties shall use their commercially reasonable efforts to respond promptly and accurately to any requests for additional information made by any such Governmental Authority. The Parties agree that they shall consult with each other with respect to the transfer to Purchaser or the obtaining by Purchaser or the Sellers of FERC Approval, PUCN Approval, Permits, consents, approvals and authorizations of all third parties and Governmental Authorities, including the HSR Act filing.

                  (c) As promptly as practicable and, in any event, within 30 days after the Effective Date, Purchaser shall file with the PUCN all documents reasonably required to obtain the PUCN Approval. Purchaser shall use its commercially reasonable efforts to respond promptly and accurately to any requests for additional information made by the PUCN, and Sellers shall use its commercially reasonable efforts to cooperate with Purchaser in connection therewith. Purchaser shall consult with Sellers on all principal filings submitted by Purchaser to the PUCN in connection with the PUCN Approval. For the avoidance of doubt, Sellers shall not be entitled to receive any proprietary data related to current and forecasted operations of Purchaser, including production models, operating costs, and other similar information in connection with the preparation of the filing to the PUCN. Each Party shall bear its own costs and expenses of the preparation of such filing.

                  (d) At a time mutually agreed between Purchaser and Sellers, the Parties shall file with the FERC all documents reasonably required to obtain the FERC Approval. Each Party will bear its own costs and expenses of the preparation of such filing.

                  (e) At a time mutually agreed between Purchaser and Sellers, the Parties shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice all notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder, as amended from time to time, with respect to the transactions contemplated hereby. Each Party will bear its own costs and expenses of the preparation of such filing.

                  (f) Purchaser shall use commercially reasonable efforts to obtain the Financing. After the Effective Date and prior to Closing, Sellers shall use commercially reasonable efforts to assist Purchaser in connection with Purchaser's efforts to secure the Financing as follows: (i) by making all engineering and design materials related to the Facility or the Real Property available to Purchaser and its Related Persons as Purchaser reasonably requests, (ii) by providing Purchaser and its Related Parties with access to the Facility, the Real Property, the Shared Books and Records and the Non-Shared Books and Records at all reasonable times, (iii) by making Sellers' personnel available to Purchaser and its Related Parties to provide information related to the Facility or the Real Property, including responding to questions and attending meetings as reasonably requested by Purchaser or its Related Parties, and (iv) by providing Purchaser and its Related Parties reasonable support with Sellers' suppliers, vendors and contractors to resolve technical and scope of supply issues related to the Facility by providing to Purchaser, when requested to do so by Purchaser, such existing information in connection with this Agreement and the Facility as may be reasonably required for any potential lender to Purchaser under a proposed financing arrangement; provided, however, that (A) any investigation shall be conducted after reasonable advance notice to Sellers and in such a manner as not to interfere unreasonably with the operation of the Purchased Assets, (B) Purchaser shall require each Person conducting or participating in any such investigation, including any Related Person, to comply with reasonably adopted procedures relating to safety and security, (C) Purchaser shall be required to indemnify Sellers for any damage to property or persons resulting from any such investigation to the extent that is the result of gross negligence or willful misconduct of Purchaser or its Related Persons and is not covered by insurance, (D) Sellers shall be entitled to have a representative present during the course of any such investigation, (E) the Sellers shall not be required to take any action which would constitute a waiver of the attorney-client privilege, and (F) Purchaser shall reimburse Sellers for any reasonable, out-of-pocket costs pre-approved by Purchaser and demonstrated to Purchaser's reasonable satisfaction that are incurred by Sellers in providing such assistance.

                  (g) Purchaser, at the cost and expense of the Sellers, in an amount not to exceed $350,000, shall use commercially reasonable efforts to receive (i) on or before 30 days before the Closing Date, from the title company of Purchaser's choice a commitment for title insurance reasonably satisfactory to Purchaser (the "Title Insurance Commitment") and an ALTA/ACSM survey (the "Survey") of the Site prepared by a licensed professional surveyor selected by Purchaser, and (ii) on the Closing Date, a prepaid title insurance policy reasonably satisfactory to Purchaser (the "Title Insurance Policy"). Purchaser shall be responsible for the cost of the Title Insurance Commitment, resulting Title Insurance Policy, and the Survey in excess of such amount. Sellers shall remove or rectify prior to Closing as requested by Purchaser (i) any exceptions that appear in the Title Insurance Commitment (other than Permitted Liens and the standard pre-printed exceptions) that adversely affect the title to, or the proposed use and enjoyment of, the Site (the "Objectionable Title Matters"), or
(ii) any easements, rights-of-way, encroachments, or other matters affecting the Site as shown by the Survey (other than Permitted Liens as shown by the Survey) that adversely affect the title to, or the proposed use and enjoyment of, the Site ("Objectionable Survey Matters"), which request must be provided within 15 Business Days of the later of the receipt of the Title Insurance Commitment or the Survey and be accompanied by the Title Insurance Commitment, the Survey and copies of any Objectionable Title Matters. In removing or rectifying such Objectionable Title Matters or Objectionable Survey Matters, Sellers shall not be obligated to expend an aggregate amount in excess of $20,000,000 less the amount of any indemnities paid or payable by Sellers pursuant to Sections 4.2(d), 4.2(e) and 4.11(b)(iii); provided, however, that if the cost of removing or rectifying such Objectionable Title Matters or Objectionable Survey Matters exceeds $20,000,000 less the amount of Losses described in Sections 4.2(d), 4.2(e) and 4.11(b)(iii) and such Objectionable Title Matters or Objectionable Survey Matters are not removed or rectified, Sellers shall provide notice to Purchaser of such fact and Purchaser shall have the right to terminate this Agreement upon notice to Sellers, which right must be exercised within 20 Business Days following Purchaser's receipt of such notice from Sellers. Sellers agree to provide an indemnity in favor of Purchaser's title company for any Liens first appearing in public record or attaching subsequent to the effective date of the Title Insurance Commitment or related preliminary report which are caused by Sellers or within Sellers' Knowledge.

                  (h) Sellers shall use commercially reasonable efforts to obtain certificates, acknowledgements or undertakings reasonably requested by Purchaser from the following counterparties to the Assumed Agreements: SNWA, Kern River Transmission Company; Las Vegas Valley Water District; Siemens Westinghouse Power Corporation; Reliant Energy Services, Inc.; LG Constructors, Inc.; CH2M Hill Companies, Inc.; Southern California Edison Company; General Electric Company; Alstom Power, Inc.; Hamon Cooling Towers, Inc.; Hamon & Cie, S.A.; APS; Dry Lake Water, LLC; Mirant Las Vegas, LLC, and Gillard Construction, Inc. and any counterparty to a Post-Effective Date Assumed Joint Facility Agreement having a value exceeding $100,000. Purchaser shall reimburse Sellers for any reasonable, out-of-pocket costs pre-approved by Purchaser and demonstrated to Purchaser's reasonable satisfaction that are incurred by Sellers in making such efforts.

                  (i) Sellers shall use commercially reasonable efforts to secure the Sellers' Releases as promptly as practicable after the Effective Date, but in any event within 45 days after the Effective Date ("Sellers' Releases Deadline"). If Sellers have not obtained the Sellers' Releases by the Sellers' Releases Deadline, Sellers shall have the right to terminate this Agreement by notice to Purchaser, which right must be exercised within 20 Business Days after the Sellers' Releases Deadline or it shall be deemed to be waived. If the Sellers' Releases are included in the Required Consents delivered at Closing, Purchaser shall not object to the Required Consents on the basis of such inclusion.

                  (j) Sellers shall use commercially reasonable efforts to execute the Dry Lake Documents as promptly as practicable after the Effective Date. If Sellers have not executed the Dry Lake Documents within 45 days after the Effective Date, Purchaser shall have the right to terminate this Agreement by notice to Sellers, which right must be exercised within 20 Business Days after the 45 days after the Effective Date, or it shall be deemed to be waived.

                  (k) Sellers shall use commercially reasonable efforts to obtain the SNWA Consent by September 30, 2005. If the SNWA Consent is not obtained by September 30, 2005, either Party shall have the right to terminate this Agreement by notice to the other Party, which right must be exercised within 20 Business Days after September 30, 2005 or it shall be deemed to be waived.

                  (l) Sellers, at the sole cost and expense of Sellers, shall use commercially reasonable efforts to obtain an ALTA/ACSM survey of the Site prepared by a licensed professional surveyor selected by Sellers as promptly as practicable following the Effective Date. The Parties shall consult with one another to determine whether a mutually acceptable surveyor could be used for such survey to also satisfy Purchaser's requirement to obtain a Survey pursuant to Section 4.1(g)(ii). If, following Sellers' review of such survey, Sellers conclude that the cost of removing or rectifying any easements, rights-of-way, encroachments, or other matters affecting the Site that adversely affect the title to, or the proposed use and enjoyment of, the Site is reasonably expected by Sellers to exceed $5,000,000, Sellers shall have the right to terminate this Agreement by notice to Purchaser, which right must be exercised within 60 days after the Effective Date. During such 60-day period, the Parties will consult regarding the extent of, and the potential remedies associated with, any adverse title matters reflected on the survey. The matters disclosed in the letter from HMH, Inc. dated May 13, 2004, attached as Exhibit 1 to Schedule III, shall be permitted exceptions to the survey obtained pursuant to this Section 4.1(1), as well as to the Survey to be obtained pursuant to Section 4.1(g)(ii), and shall not be deemed to be Objectionable Title Matters or Objectionable Survey Matters.

                  (m) Sellers shall use commercially reasonable efforts to correct the Site Description Error prior to Closing.

                  (n) To the extent that any portion of the as-built drainage improvements or rip-rap relating to the drainage improvements on the Site made pursuant to that certain Grant of Public Underground Drainage Easement in favor of County of Clark, recorded August 6, 2002, in Book 20020806 as Document No. 01065 of Official Records, is outside the Real Property, Sellers shall use commercially reasonable efforts to obtain an easement or other appropriate authorization for the same or to remove the encroachment. To the extent that any portion of such as-built drainage improvements or rip-rap within the Easements is not permitted by the Easements, Sellers shall use commercially reasonable efforts to either amend the Easements or to obtain new easements or other appropriate authorization to allow the as-built drainage improvements or rip-rap to remain within the Easements.

                  (o) Sellers shall use commercially reasonable efforts to execute the cover letter to BLM and submit to BLM the Request for Assignment of BLM Right of Way Grant Serial No. N-75607, issued by the BLM to GenWest on May 9, 2002 and BLM Right of Way Grant Serial No. N-75840, issued by BLM to GenWest on May 9, 2002, as soon as reasonably practicable after the Effective Date, in a form mutually agreed to by the Parties.

                  (p) Each Party shall give notice to the other promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the Effective Date to the Closing Date and (ii) any failure of a Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

                  (q) Each of the Sellers and Purchaser agree to use reasonable endeavors to refrain from taking any action which could reasonably be expected to materially delay the consummation of the transactions contemplated by this Agreement.

                  (r) No separate consent by Purchaser under any agreement to which Purchaser and any Seller is party that is required to consummate the transactions contemplated by this Agreement and the assignment and assumption of the Assumed Agreements shall be required from Purchaser and by its execution and delivery of this Agreement, Purchaser hereby grants each such consent. To the extent that at the Closing Purchaser assumes obligations of Sellers to Purchaser under Assumed Agreements to which Purchaser is a counterparty, Purchaser hereby releases Sellers from such obligations effective as of the Closing.

      Section 4.2 Operation and Maintenance of Purchased Assets.

                  After the Effective Date and prior to Closing, the Sellers shall operate and maintain the Facility in accordance with Sections 4.1, 4.2, 4.3, 4.5.2, 4.6, and 9.1 of the Co-Tenancy Agreement and otherwise in the ordinary course, consistent with past practices, methods, techniques and standards; provided, however, that with respect to Section 4.3.1 and Section
4.5.2 of the Co-Tenancy Agreement, the Sellers shall only be required to comply in all material respects.

                  After the Effective Date and prior to Closing, the Sellers shall not, without the written consent of Purchaser:

                        (i) dispose of or assign any of the Purchased Assets, except to the extent permitted by the Co-Tenancy Agreement and the O&M Agreement; provided, however, that (y) the original value of such Purchased Assets, other than such Purchased Assets suffering loss, damage, other casualty or breakage, to which Section 4.9 applies, and other than assets replaced as part of routine maintenance or under the Long Term Maintenance Agreement by assets of comparable or superior quality and value, does not exceed $6,000,000 in the aggregate and (z) Sellers' share of any consideration received by the Sellers in connection with such disposition or assignment shall be paid to Purchaser at Closing;

                        (ii) incur or permit to exist any Lien on any of the Purchased Assets, other than the Permitted Liens and Liens on the Easements permitted by Section 3.1.11(a);

                        (iii) enter into, amend, modify, terminate, grant any waiver under or give any consent or settle or compromise any claim with respect to (A) any Designated Assumed Agreement except for amendments constituting the Contemplated Assumed Agreement Amendments, or (B) any other Facility Agreements, except in the case of this clause (B), for any agreements, amendments, modifications, terminations, waivers, consents, settlements or compromises (w) necessary or appropriate to close out and settle any matters under the Construction and Equipment Supply Contracts, including any release or reduction in the Existing Letters of Credit, to the extent consistent with the Co-Tenancy Agreement and the O&M Agreement, other than any modification of paragraphs SC3 and SC4 in the Supplemental Terms and Conditions to the Alstom Agreement, (x) required by Law, in which event Section 4.2(e) shall apply, (y) entered into or made in the ordinary course of business, consistent with past practices, the Co-Tenancy Agreement and the O&M Agreement and that (1) do not require payments or have contingent liabilities, other than customary indemnity obligations, after Closing in the aggregate in excess of $100,000, or (2) are terminated by the Sellers prior to Closing without any cost to or Liability of Purchaser or adverse effect on the Purchased Assets, or (z) with respect to modifications to GenWest Agreements existing as of the Effective Date, other than Assumed GenWest Agreements, entered into or made in the ordinary course of business and that do not adversely affect the Purchased Assets;

                        (iv) permit to lapse any rights to any Transferred Intellectual Property, except to the extent such rights are not required to fulfill Sellers' obligations pursuant to this Section 4.2;

                        (v) make any material modification to the Facility or the Real Property;

                        (vi) adopt a plan of complete or partial liquidation, dissolution, merger or consolidation, or with respect to PWCC and GenWest, sell or convey all or substantially all of its assets to any Person or with respect to PWCC and PWEC transfer its interest in GenWest; provided, however, that PWCC or PWEC may merge or consolidate with, and PWCC may sell or convey all or substantially all of their assets to any Person, provided that PWCC or PWEC, as the case may be, shall be the continuing corporation, or the successor corporation (if other than PWCC or PWEC, as the case may be) or the purchaser or assignee of all or substantially all of PWCC's assets shall be an entity organized and existing under the Laws of the United States of America or a state thereof, or the District of Columbia and such entity shall expressly assume the due and punctual performance and observance of all of the covenants and conditions to be performed by PWCC or PWEC, as the case may be, hereunder, by supplemental agreement in form reasonably satisfactory to Purchaser;

                        (vii) settle or compromise any litigation which could result in any cost to or liability of Purchaser or adverse effect on the Purchased Assets;

                        (viii) make any material change in the levels of Stores and Inventory maintained at the Facility for the applicable time of the year, except in the ordinary course of business, consistent with past practices and pursuant to the Co-Tenancy Agreement and the O&M Agreement; provided, however, that nothing in this provision shall require Sellers to maintain Stores and Inventory with a cost in excess of the Stores and Inventory Cap Amount;

                        (ix) modify or amend any Transferred Permit except as required by Law, in which event Section 4.2(e) shall apply; or

                        (x) enter into any agreement to do or engage in any of the foregoing.

                  Notwithstanding anything in Section 4.20, Sellers may take any action (x) required to comply with the Co-Tenancy Agreement and the O&M Agreement or (y) that in Sellers' reasonable judgment is required or appropriate in connection with the ownership, operation and maintenance of the Project and that is in accordance with the Co-Tenancy Agreement and the O&M Agreement. With respect to any such actions taken outside the ordinary course of business or which may result in any non-compliance with Section 4.2(a) or (b) or any other provision of this Agreement (each a "Section 4.2(d) Action"), the provisions of
Section 4.2(d) shall apply. Subject to compliance with Section 4.2(d), no action taken in accordance with this Section 4.2(c) shall be deemed to be a breach of this Agreement, including for purposes of Section 5.1.2.

                  If Sellers take any Section 4.2(d) Action, Sellers shall promptly give notice thereof to Purchaser, which notice shall describe the action taken in detail. Sellers shall indemnify Purchaser for all Losses including any adverse impact on, or any diminution in value of, the Purchased Assets attributable to such Section 4.2(d) Action, up to an aggregate amount equal to $20,000,000 less any amounts paid or payable by Sellers pursuant to Sections 4.1(g), 4.2(e) and 4.11(b)(iii). If Purchaser reasonably expects such Losses, including such adverse impact or diminution in value, to exceed an amount equal to $20,000,000 less the amount of Losses described in Sections 4.1(g), 4.2(e) and 4.11(b)(iii), Purchaser shall have the right to terminate this Agreement, which right must be exercised within 20 Business Days of receipt of notice of such action from the Sellers or such right shall be deemed waived.

                  If any action is taken by Sellers which is expressly permitted by Section 4.2(b)(iii)(B)(x), or Section 4.2(b)(ix), Sellers shall promptly give notice thereof to Purchaser, which notice shall describe the action taken in detail. Sellers shall indemnify Purchaser for all Losses including any adverse impact on, or any diminution in value of, the Purchased Assets attributable to such action, up to an aggregate amount equal to $10,000,000 less any amounts paid or payable by Sellers pursuant to Sections 4.1(g), 4.2(d) and 4.11(b)(iii). If Purchaser reasonably expects such Losses, including such adverse impact or diminution in value, to exceed an amount equal to $10,000,000 less the amount of Losses described in Sections 4.1(g), 4.2(d) and 4.11(b)(iii), Purchaser shall have the right to terminate this Agreement upon notice to Sellers, which right must be exercised within 20 Business Days of receipt of notice of such action from the Sellers or such right shall be deemed waived.

                  All notices of Sellers and requests by Sellers for consent or other action by Purchaser pursuant to this Section 4.2, other than pursuant to
Section 4.2(d) and 4.2(e), and all responses of Purchaser pursuant thereto shall be made in writing to or by a Purchaser Consent Representative.

      Section 4.3 Purchaser's Inspection Right. After the Effective Date and prior to Closing, Purchaser and its Related Persons shall have access, upon reasonable prior notice, to the Site and, if requested, to the Shared Books and Records and the Non-Shared Books and Records, all for purposes of inspection and review; provided, however, that (a) any investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the Purchased Assets and with reasonable advance notice to Sellers, (b) Purchaser shall require each Person conducting or participating in any such investigation to comply with reasonably adopted procedures relating to safety and security, (c) Purchaser shall indemnify Sellers for any damage to property or persons resulting from any such investigation that is the result of gross negligence or willful misconduct of Purchaser or its Related Person and is not covered by insurance, (d) Sellers shall be entitled to have a representative present during the course of any such investigation, (e) the Sellers shall not be required to take any action that would constitute a waiver of the attorney-client privilege, and (f) Purchaser shall reimburse Sellers for the reasonable out-of-pocket costs pre-approved by Purchaser and demonstrated to Purchaser's reasonable satisfaction that are incurred by Sellers in providing such assistance.

      Section 4.4 Intentionally Omitted.

      Section 4.5 Cooperation with Facility Takeover and Transition of Operations. Within 30 days after the Effective Date, Purchaser shall deliver to Sellers a list of its proposed representatives to the joint transition team. Sellers will add its representatives to such team within five Business Days after receipt of Purchaser's list. Such team will be responsible for preparing as soon as reasonably practicable after the Effective Date, and timely implementing, a transition plan which will identify and describe substantially all of the various transition activities that the Parties will cause to occur before and after the Closing and any other transfer of control matters that any Party reasonably believes should be addressed in such transition plan. Purchaser and Sellers shall use commercially reasonable efforts to cause their representatives on such transition team to cooperate in good faith and take all reasonable steps necessary to develop a mutually acceptable transition plan no later than 60 days after the Effective Date.

      Section 4.6 Interim PPA. Concurrent with the execution and delivery of this Agreement, GenWest and Purchaser shall enter into the Interim PPA, substantially in the form of Exhibit K.

      Section 4.7 Cooperation in Fault Current Upgrade Proceedings. During the period after the Effective Date and until Closing, Sellers shall consult with Purchaser regarding positions taken in proceedings involving the Fault Current Upgrade MOUs, including in FERC Dockets TX03-1, ER02-1741, ER02-1742, ER04-152, ER04-424, and ER02-2344.

      Section 4.8 Employees. Purchaser may, but shall not be required to, offer employment to some, all or none of the Project Employees effective immediately after the Closing on terms and conditions determined by Purchaser in its sole discretion. Sellers shall provide Purchaser and its representatives reasonable access to the Project Employees to assist Purchaser in determining to which Project Employees, if any, it shall make such offers of employment, and, not less than 30 days before the Closing, to the extent permitted by applicable Law, Sellers shall provide Purchaser with the Project Employee Books and Records (to the extent they may be provided to Purchaser in accordance with Law and with respect to such Project Employees who consent thereto) to assist Purchaser in such determination.

      Section 4.9 Risk of Loss. Prior to the effectiveness of Closing, all risk of loss, damage or other casualty to the Purchased Assets shall be borne by Sellers and Sellers shall promptly notify Purchasers of any such loss, damage or casualty or any other change in condition of the Purchased Assets that may lead to such loss, damage or other casualty. Sellers shall repair prior to the Closing Date to the previous condition of the Purchased Assets any such damage, loss or casualty to the Purchased Assets, or breakage of any component or components of the Purchased Assets in an aggregate amount up to $20,000,000 less the amount of any indemnities paid or payable by Sellers under Section 4.11(b)(iii); provided, however, that any such event of damage, loss, casualty, or breakage less than $500,000 shall not be counted towards such limit; provided further, however that if the aggregate amount of such damage, loss or breakage exceeds $6,000,000 or an amount equal to $20,000,000 less the amount of any indemnities paid or payable by Sellers under Section 4.11(b)(iii), and the Parties are unable to reach an agreement on a remedy for such damage, loss or breakage after 30 days of the occurrence of such loss, damage or breakage, Purchaser shall have the right to terminate this Agreement upon notice to Sellers, which right must be exercised within 20 Business Days of the end of such 30 day period or such right shall be deemed waived.

      Section 4.10 Interim Reports. In connection with the continuing operation of the Facility, the Sellers shall use reasonable endeavors between the Effective Date and Closing to

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

consult in good faith on a regular and frequent basis with Purchaser and its representatives to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested by Purchaser or such representatives. The Sellers acknowledge that any such consultation shall not constitute a waiver by Purchaser of any rights it may have under this Agreement or any other Transaction Agreement, and that Purchaser shall not have any Liability or responsibility for any actions of any Seller, or any of their respective officers, directors, employees or agents with respect to matters that are the subject of such consultations.

      Section 4.11 Notification of Actions Taken; Update of Schedules.

                  Sellers shall promptly notify Purchaser in the event Sellers enter into, amend, modify, terminate, grant any waiver under or give any consent or settle or compromise any claim with respect to any Facility Agreement or Permit after the Effective Date. Sellers shall provide Purchaser with copies of any such revised Facility Agreements or Permits as requested by Purchaser. Each Facility Agreement or amendment thereto that (i) is executed after the Effective Date, (ii) meets the requirements of Section 4.2(iii)(A), 0(iii)(B)(w), (x), or
(y) or 0, (iii) has a term extending beyond the Closing Date, and (iv) constitutes a Joint Facility Agreement shall be an Assumed Agreement (the "Post-Effective Date Assumed Joint Facility Agreements"); provided, however, that Sellers shall pay prior to Closing, to the extent reasonably practicable, or otherwise as soon as reasonably practicable after Closing, for any Materials and Equipment purchased and delivered or services rendered prior to Closing. Any consent required to assign any such Post-Effective Date Assumed Joint Facility Agreement to Purchaser shall be a Required Consent. Sellers shall provide Purchaser with any new Permit obtained by Sellers after the Effective Date (the "Post-Effective Date Permits") promptly after receipt thereof. Each such Permit that (i) is entered into for the joint benefit of GenWest and SNWA and (ii) is requested by Purchaser to be transferred or is required by Law shall be a Transferred Permit to the extent permitted by Law. Prior to Closing or upon the request of either Party, the Parties shall update Schedule I (Assumed Agreements), Schedule II (Materials and Equipment) and Schedule IV (Transferred Permits) to reflect any changes in Assumed Agreements, Materials and Equipment and Transferred Permits pursuant to this Section 4.11.

                  If Sellers become aware at any time before the Closing Date that a Sellers' Disclosure Schedule previously delivered by Sellers was inaccurate or incomplete when delivered or has become inaccurate or incomplete as a result of subsequent events, Sellers shall promptly deliver to Purchaser no later than 10 Business Days after such discovery an amendment or supplement to such schedule and any related documents; provided, however, that:

                        if such amendment or supplement is based on events or matters that arose on or before the Effective Date, such amendment or supplement shall not be given effect for the purposes of determining the fulfillment of the condition precedent set forth in Section 5.1.1 or liability as set forth in
Section 7.1(a) and (b) and the Sellers' Disclosure Schedule shall not be read for any purposes as so amended or supplemented;

                        if such amendment or supplement is based on events or matters that arise after the Effective Date and that are expressly permitted to occur under 0, or 0, such amendment or supplement shall be given effect for the purposes of determining the

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

fulfillment of the condition precedent set forth in Section 5.1.1 or determining liability as set forth in Section 7.1(a) and (b) and the Sellers' Disclosure Schedule shall be read for all purposes as so amended or supplemented;

                        if such amendment or supplement is based on events or matters that arise after the Effective Date, such events or matters are not expressly permitted under 0, or 0, and such events or matters result in Losses to the Purchaser Indemnified Parties, including any adverse impact on, or diminution in value of, the Purchased Assets, equal to or less than an aggregate amount equal to $20,000,000 less any amounts paid or payable by Sellers pursuant to Sections 4.1(g), 4.2(d), 4.2(e), and 4.9, Sellers shall indemnify the Purchaser Indemnified Parties for all such Losses with respect to such events or matters and such amendment or supplement shall be given effect for purposes of determining the fulfillment of the condition precedent set forth in Section
5.1.1 or determining liability as set forth in Section 7.1(a) and (b) and the Sellers' Disclosure Schedule shall be read for all purposes as so amended or supplemented; provided, however, that if the amount of such Loss exceeds or is reasonably expected by Purchaser to exceed an aggregate amount equal to $20,000,000 less the amount of Losses described in Sections 4.1(g), 4.2(d), 4.2(e) and 4.9, Purchaser shall have the right to terminate this Agreement upon notice to Sellers, which right must be exercised within 20 Business Days of receipt of such amendment or supplement from the Sellers or such right shall be deemed waived; provided further, if such right is waived, Sellers shall indemnify the Purchaser Indemnified Parties for all such Losses with respect to such events or matters, up to an amount equal to $20,000,000 less any amounts paid or payable by Sellers pursuant to Sections 4.1(g), 4.2(d), 4.2(e) and 4.9, and such amendment or supplement shall be given effect for purposes of determining the fulfillment of the condition precedent set forth in Section
5.1.1 or determining liability as set forth in Section 7.1(a) and (b) and the Sellers' Disclosure Schedule shall be read for all purposes as so amended or supplemented.

            Exercise of Discretion. Promptly upon receipt of the PUCN Approval and the FERC Approval, but in each case no later than 15 Business Days after such receipt, Purchaser or Sellers, as applicable, shall give notice to the other of its approval or disapproval of the PUCN Approval or the terms of the FERC Approval that impose obligations on such Party or in respect of its assets, as the case may be. If no notice of disapproval is given within the time period specified above, Purchaser or Sellers, as applicable, will be deemed to have approved the PUCN Approval or the FERC Approval, as the case may be. In the event that any such Party shall give notice of disapproval of any such matter, as applicable, either Party hereto may give notice of the termination of this Agreement within ten (10) Business Days after such notice of disapproval is received.

            Cure of Material Adverse Effect. If a Material Adverse Effect shall have occurred and Sellers shall give notice to Purchaser that such Material Adverse Effect has been cured, Purchaser shall have 20 Business Days to determine whether such Material Adverse Effect has been cured to its sole satisfaction. If Purchaser has not given written notice to Sellers of its dissatisfaction with such cure within the time period specified above, Purchaser shall be deemed to be satisfied with such cure.

            No Solicitation of Competing Transaction. After the Effective Date and prior to Closing, Sellers shall not, directly or indirectly, solicit, initiate or participate in discussions or negotiations with, any Person or group (other than Purchaser, any of its Affiliates or representatives) concerning any Acquisition Proposal. The Sellers shall not, and shall cause each Affiliate not to, enter into any agreement with respect to any Acquisition Proposal. The Sellers shall immediately notify, and shall cause the Affiliates to notify, Purchaser of any unsolicited proposal or inquiry, or amendment to any existing proposal or inquiry, received by Sellers and the Sellers shall immediately communicate to Purchaser, or cause the Affiliates to communicate to Purchaser, the terms of any unsolicited proposal or inquiry, or amendment to any existing proposal or inquiry, which any of them may receive in connection with such unsolicited proposal or inquiry or amendment to such existing proposal or inquiry.

                                   ARTICLE V

                              CONDITIONS TO CLOSING

      Section 5.1 Purchaser's Conditions Precedent. The obligations of Purchaser hereunder to execute or deliver the items it is required to deliver pursuant to
Section 2.4.1(a) are subject to the fulfillment to the reasonable satisfaction of Purchaser, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

            Section 5.1.1 Representations and Warranties. Each of the representations and warranties made by Sellers in this Agreement and qualified by materiality or Sellers' Knowledge, shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date. Each of the representations and warranties made by Sellers in this Agreement and not qualified by materiality or Sellers' Knowledge shall be true in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

            Section 5.1.2 Performance. Sellers shall have performed and complied with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Sellers at or before the Closing.

            Section 5.1.3 Law. There shall not be in effect on the Closing Date any Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

            Section 5.1.4 PUCN Approval; FERC Approval; HSR Act Filing. The PUCN Approval and the FERC Approval shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of the waiting period under the HSR Act necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

            Section 5.1.5 Required Consents. The Required Consents shall have been duly obtained, made or given and shall be in full force and effect.

            Section 5.1.6 Deliveries. Sellers shall have executed and delivered to Purchaser, or shall be standing ready to execute and deliver to Purchaser at the Closing the items set forth in Section 2.4.1(b) of this Agreement.

            Section 5.1.7 Financing. On or before the Closing Date, Purchaser shall have obtained Financing.

            Section 5.1.8 Material Adverse Effect. No Material Adverse Effect shall have occurred, which has not been cured by Sellers prior to the Closing Date to Purchaser's sole satisfaction.

            Section 5.1.9 Title Insurance, Survey and Title Insurance Policy. Purchaser shall have received the Title Insurance Commitment, the Survey, and the Title Insurance Policy as contemplated by Section 4.1(g) and Sellers shall have remedied all Objectionable Title Matters and all Objectionable Survey Matters to Purchaser's satisfaction.

            Section 5.1.10 Transferred Permits. Sellers shall have taken all actions to properly transfer to Purchaser their interest in the Transferred Permits, and Sellers' interests in the Transferred Permits listed on Part C of
Schedule IV shall have been transferred to Purchaser. None of the Transferred Permits shall be subject to any conditions or stipulations that did not exist as of the Effective Date which could reasonably be expected to have an adverse effect on Purchaser or the ownership, operation or maintenance of the Facility or the Real Property.

            Section 5.1.11 Mirant Back-Up Well Arrangements. The Sellers and Mirant Las Vegas, LLC shall have executed the Mirant Back-Up Well Arrangements.

            Section 5.1.12 Water Permit. The Water Permit shall have been duly obtained if the Closing Date occurs after June 16, 2006.

      Section 5.2 Sellers' Conditions Precedent. The obligations of Sellers hereunder to execute or deliver the items they are required to deliver pursuant to Section 2.4.1(b) of this Agreement are subject to the fulfillment, to the reasonable satisfaction of Sellers at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers in their sole discretion):

            Section 5.2.1 Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement and qualified by materiality or Purchaser's Knowledge, shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date. Each of the representations and warranties made by Purchaser in this Agreement and not qualified by materiality or Purchaser's Knowledge shall be true in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

            Section 5.2.2 Performance. Purchaser shall have performed and complied with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

            Section 5.2.3 Law. There shall not be in effect on the Closing Date any Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

            Section 5.2.4 PUCN Approval; FERC Approval; HSR Act Filing. The PUCN Approval and the FERC Approval shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting period imposed under the HSR Act necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

            Section 5.2.5 Required Consents. The Required Consents shall have been duly obtained, made or given and shall be in full force and effect.

            Section 5.2.6 Deliveries. Purchaser shall have executed and delivered to Sellers, or shall be standing ready to execute and deliver to Sellers at the Closing, the items set forth in Section 2.4.1(a) of this Agreement.

                                   ARTICLE VI

                                   TERMINATION

      Section 6.1 Termination Prior to Closing. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                  (a) At any time before the Closing, by Sellers or Purchaser upon notice to the other Party, in the event that any non-appealable Law becomes effective restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

                  (b) At any time before Closing as provided in Section 4.1(g),
Section 4.1(i), Section 4.1(j), Section 4.1(k), Section 4.1(l), 0, 0, Section 4.9, 0, or 0;

                  (c) At any time before the Closing, by Sellers or Purchaser upon notice to the other Party, in the event (i) of a breach hereof by the non-terminating Party which gives rise to (A) a Material Adverse Effect or (B) a material adverse effect on (1) the ability of Purchaser to perform its obligations under this Agreement or (2) the validity or enforceability of the rights and remedies of any Seller under this Agreement or under any of the other Transaction Agreements if, in the case of both clause (A) and (B), the non-terminating Party fails to cure such breach within 30 days following notification thereof by the terminating Party; provided, however, that if, at the end of such 30-day period, the non-terminating Party is endeavoring in good faith, and proceeding diligently, to cure such breach, the non-terminating Party shall have an additional 30 days in which to effect such cure; or (ii) that any condition to such Party's obligations under this Agreement (other than the payment of money to the other Party) becomes impossible or impracticable to satisfy with the use of commercially reasonable efforts if such impossibility or impracticability is not caused by a breach hereof by such Party; provided, however, that if it is reasonably possible that the circumstances giving rise to the impossibility or impracticality may be removed prior to the expiration of the time period provided in this Section 6.1(c) of this Agreement, then such notification may not be given until such time as the removal of such circumstances is no longer reasonably possible within such time period;

                  (d) At any time following September 30, 2006, by Sellers or Purchaser upon notice to the other Party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating Party; or

                  (e) At any time following November 1, 2005, by Sellers or Purchaser upon notice to the other Party if the PUCN Approval has not been obtained permitting the Service Term (as defined in the Interim PPA) of the Interim PPA to commence.

      Section 6.2 Effect of Termination or Breach Prior to Closing.

                        If this Agreement is validly terminated pursuant to
Section 6.1(a), Section 6.1(b), Section 6.1(c)(ii), Section 6.1(d), or Section 6.1(e) of this Agreement, there shall be no liability or obligation on the part of Sellers or Purchaser (or any of their respective Related Persons), except that the provisions of clause (C) of Section 4.1(f), clause (c) of Section 4.3,
ARTICLE X (Dispute Resolution), ARTICLE XI (Limited Remedies and Damages),
Section 12.1 (Notices), Section 12.2 (Payments), Section 12.3 (Entire Agreement), Section 12.4 (Expenses), Section 12.5 (Public Announcements),
Section 12.6 (Confidentiality), Section 12.9 (No Construction Against Drafting Party), Section 12.10 (No Third Party Beneficiary), Section 12.11 (Headings),
Section 12.12 (Invalid Provisions), Section 12.13 (Governing Law), Section 12.14 (No Assignment; Binding Effect), and this Section 6.2 shall continue to apply following any such termination.

                        If this Agreement is validly terminated pursuant to
Section 6.1(c)(i) of this Agreement, by Purchaser or Sellers as a result of a breach by the non-terminating Party, such termination shall be the sole remedy of the terminating Party; provided that if such breach results from a material and willful breach by the non-terminating Party of this Agreement, then subject to Section 11.2 and notwithstanding any other provision of this Agreement to the contrary, the non-terminating Party and the terminating Party shall be entitled to all rights and remedies available to it.

                                  ARTICLE VII

                                 INDEMNIFICATION

      Section 7.1 Indemnification by Sellers. Subject to the limitations set forth in Section 6.2 (Effect of Termination or Breach Prior to Closing), Section
7.4 (Limitations of Liability), Section 8.4 (Sellers' Tax Indemnification),
Section 9.1 (Survival), and Section 11.2 (Limitation of Liability) of this Agreement, Sellers agree to indemnify and hold Purchaser and its Related Persons specified in clause (i) of the definition of such term (each, a "Purchaser Indemnified Party"), harmless from and against (and to reimburse each Purchaser Indemnified Party as the same are incurred for) any and all Losses incurred by any Purchaser Indemnified Party resulting from any of the following:

                  (a) any inaccuracy or breach of a representation or warranty made by Sellers in this Agreement;

                  (b) the breach by Sellers of, or default in the performance by Sellers of, any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement or any of the other Transaction Agreements; or

                  (c) the Excluded Assets or the Excluded Liabilities.

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      Section 7.2 Indemnification by Purchaser. Subject to the limitations set forth in Section 6.2 (Effect of Termination or Breach Prior to Closing), Section
7.4 (Limitations of Liability), Section 8.5 (Purchaser's Tax Indemnification),
Section 9.1 (Survival), and Section 11.2 (Limitation of Liability) of this Agreement, Purchaser hereby agrees to indemnify and hold Sellers and their Related Persons (each, a "Sellers' Indemnified Party"), harmless from and against (and to reimburse each Sellers' Indemnified Party as the same are incurred for) any and all Losses incurred by any Sellers' Indemnified Party resulting from any of the following:

                  (a) any inaccuracy or breach of a representation or warranty made by Purchaser in this Agreement;

                  (b) the breach by Purchaser of, or default in the performance by Purchaser of, any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement or any of the other Transaction Agreements; or

                  (c) liability assumed by Purchaser under Assumed Agreements pursuant to Section 2.1.2.

      Section 7.3 Method of Asserting Claims.

            Section 7.3.1 Notification of Claims. If any Purchaser Indemnified Party or Sellers' Indemnified Party (each, an "Indemnified Party") asserts that a Party has become obligated to the Indemnified Party pursuant to Section 4.1(f)(C), 0, 0, Section 4.3(c), 0, Section 7.1 or Section 7.2 (as so obligated, an "Indemnifying Party"), or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party shall notify the Indemnifying Party promptly and shall cooperate with the Indemnifying Party, at the Indemnifying Party's expense, to the extent reasonably necessary for the resolution of such claim or in the defense of such suit, action or proceeding, including making available any information, documents and things in the possession of the Indemnified Party. Notwithstanding the foregoing notice requirement, the right to indemnification hereunder shall not be affected by any failure to give, or delay in giving, notice unless, and only to the extent that, the rights and remedies of the Indemnifying Party shall have been materially prejudiced as a result of such failure or delay. Any assertion by an Indemnified Party that an Indemnifying Party is liable to the Indemnified Party for indemnification pursuant to Section 7.1 or Section 7.2 above must be delivered to the Indemnifying Party prior to the expiration date (if applicable) of the representation, warranty, covenant, or agreement giving rise to such indemnification obligation, as provided in Section 9.1.

            Section 7.3.2 Defense of Claims. In fulfilling its obligations under this Section 7.3, after the Indemnifying Party has provided each Indemnified Party with a written notice of its agreement to indemnify each Indemnified Party under this Section 7.3, as between such Indemnified Party and the Indemnifying Party, the Indemnifying Party shall have the right to investigate, defend, settle or otherwise handle, with the aforesaid cooperation, any claim, suit, action or proceeding, brought by a third party in such manner as the Indemnifying Party may reasonably deem appropriate; provided, that (i) counsel retained by the Indemnifying Party is reasonably satisfactory to the Indemnified Party, (ii) the Indemnifying Party will not consent to

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

any settlement or entry of judgment imposing any obligations on any Indemnified Parties, other than financial obligations for which such Person will be indemnified hereunder, unless such Person has consented in writing to such settlement or judgment (which consent may be given or withheld in its sole discretion), and (iii) the Indemnifying Party will not consent to any settlement or entry of judgment unless, in connection therewith, the Indemnifying Party obtains a full and unconditional release of the Indemnified Party from all liability with respect to such suit, action, investigation, claim or proceeding. Notwithstanding the Indemnifying Party's election to assume the defense or investigation of such claim, action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense or investigation of such claim, action or proceeding, which participation shall be at the expense of the Indemnifying Party, if (a) on the advice of counsel to the Indemnified Party use of counsel of the Indemnifying Party's choice could reasonably be expected to give rise to a material conflict of interest, (b) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding, (c) if the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense, or (d) such action shall seek relief other than monetary damages against the Indemnified Party.

            Section 7.3.3 Real Property Title Claims. Purchaser shall join the title insurance company and the title insurance underwriter providing insurance with respect to the Purchased Assets in any claim, action or proceeding against the Sellers with respect to the Sellers' indemnification obligations arising in connection with Section 3.1.11(a) (Real Property); provided, however, that Purchaser, in its sole discretion, shall have a claim against said title insurance company and title insurance underwriter.

      Section 7.4 Limitations of Liability.

            Section 7.4.1 Claim Threshold. Notwithstanding anything to the contrary contained in this Agreement, (a) Sellers shall have no liability for their obligations under 0, 0, 0 or Section 7.1 until the aggregate amount of all Losses incurred by the Purchaser Indemnified Parties equals or exceeds $500,000 (the "Claim Threshold"), in which event Sellers shall be liable for all such Losses in excess of the Claim Threshold; it being understood and agreed that the Claim Threshold shall not apply in the event of fraud, gross negligence or willful misconduct or to (i) claims for indemnification relating to Excluded Liabilities or Excluded Assets, or (ii) claims for indemnification relating to
Section 3.1.1 (Existence), Section 3.1.2 (Authority), Section 3.1.3 (Binding Agreement), Section 3.1.4 (No Conflicts), Section 3.1.5 (Approvals and Filings),
Section 3.1.10 (Title to Personal Property), Section 3.1.11(a) (Real Property), or Section 3.1.19 (Brokers), in each case for which Sellers shall be responsible from dollar one, whether or not the Claim Threshold has been reached, and (b) Purchaser shall have no liability for its obligations under Section 4.1(f)(C),
Section 4.3(c), or Section 7.2 until the aggregate amount of all Losses incurred by the Sellers' Indemnified Parties equals or exceeds the Claim Threshold, in which event Purchaser shall be liable for all such Losses in excess of the Claim Threshold; it being understood and agreed that the foregoing Claim Threshold shall not apply in the event of fraud, gross negligence or willful misconduct or to (i) claims for indemnification relating to Liabilities assumed by Purchaser under Section 2.1.2, or (ii) claims for indemnification relating to Section
3.2.1 (Existence), Section 3.2.2 (Authority), Section 3.2.3 (Binding Agreement),

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Section 3.2.4 (No Conflicts), Section 3.2.5 (Approvals and Filings) or Section
3.2.7 (Brokers), in each case for which Purchaser shall be responsible from dollar one, whether or not the Claim Threshold has been reached.

            Section 7.4.2 Cap Amount. In no event shall (i) Sellers' aggregate liability arising out of their indemnification obligations under 0, 0, 0, 0, or
Section 7.1 exceed 50% of the Purchase Price; it being understood and agreed that the foregoing limitation shall not apply in the event of fraud or willful misconduct, or to claims for indemnification relating to Excluded Liabilities or Excluded Assets or arising under any of Section 3.1.1 (Existence), Section 3.1.2 (Authority), Section 3.1.3 (Binding Agreement), Section 3.1.4 (No Conflicts),
Section 3.1.5 (Approvals and Filings), Section 3.1.10 (Title to Personal Property), Section 3.1.11(a) (Real Property), or Section 3.1.19 (Brokers), and any such excluded indemnifiable Losses shall not be deemed to count against or otherwise reduce such limitation on Sellers' aggregate liability; and (ii) Purchaser's aggregate liability arising out of its indemnification obligations under Section 4.1(f)(C), Section 4.3(c), Section 6.2(b), or Section 7.2 exceed 50% of the Purchase Price; it being understood and agreed that the foregoing limitation shall not apply in the event of fraud or willful misconduct or to (a) claims for indemnification relating to Liabilities assumed by Purchaser under
Section 2.1.2, or (b) claims for indemnification arising under any of Section
3.2.1 (Existence), Section 3.2.2 (Authority), Section 3.2.3 (Binding Agreement),
Section 3.2.4 (No Conflicts), Section 3.2.5 (Approvals and Filings) or Section
3.2.7 (Brokers), and any such excluded indemnifiable Losses shall not be deemed to count against or otherwise reduce such limitation on Purchaser's aggregate liability. For the avoidance of doubt, Sellers aggregate obligations under Sections 4.1(g), 4.2(d), 4.2(e), 4.9, and 4.11(b)(iii) shall not exceed $20,000,000.

      Section 7.5 Indemnification in Case of Strict Liability or Indemnitee Negligence. THE INDEMNIFICATION PROVISIONS IN ARTICLE IV, ARTICLE VIII AND IN THIS ARTICLE VII SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED ON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LAWS (INCLUDING ANY PAST, PRESENT OR FUTURE ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW, OR PRODUCTS LIABILITY, SECURITIES OR OTHER LAW), AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, JOINT, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION, OR THE SOLE, JOINT, OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION.

                                  ARTICLE VIII

                                   TAX MATTERS

      Section 8.1 Representations and Warranties. Sellers represent and warrant to Purchaser, except as set forth in Section 8.1 of Sellers' Disclosure Schedule that:

                  (a) (i) GenWest has filed or will file when due all Tax Returns that are required to be filed on or before the Closing Date and paid or will pay in full all Taxes required

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

to be paid; (ii) PWEC has filed or will file when due all Tax Returns that are required to be filed on or before the Closing Date, which filings, if not so made, could reasonably be expected to have an adverse effect on the Purchased Assets, and has paid or will pay in full all Taxes on such returns required to be paid; and (iii) such Tax Returns were prepared or will be prepared in the manner required by applicable Laws. Neither GenWest nor, with respect to the Purchased Assets, PWEC has received any notice that any Taxes relating to any period prior to Closing are owing that have not been paid.

                  (b) True and complete copies of all Tax Returns (other than Federal and State income and franchise tax returns) and all schedules thereto filed by, or on behalf of, GenWest and copies of all written communications to or from any Taxing Authority for all prior taxable years have been made available to Purchaser for inspection.

                  (c) Since the date of its inception, GenWest has qualified as and been treated as a disregarded entity for U.S. federal income Tax purposes.

                  (d) Neither GenWest nor PWEC has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of GenWest or, with respect to the Purchased Assets, PWEC.

                  (e) There are no audits, claims, assessments, levies, administrative or judicial proceedings pending, or to Sellers' Knowledge, threatened, proposed or contemplated against GenWest or with respect to the Purchased Assets by any Taxing Authority.

                  (f) Each of GenWest and, with respect to the Purchased Assets, PWEC and PWCC has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

                  (g) Neither GenWest nor, with respect to the Purchased Assets, PWEC is a party to any joint venture, partnership or other arrangement or contract which is or has been qualified as, and treated as, a partnership for United States federal and state income Tax purposes.

      Section 8.2 Transfer Taxes. Other than the Tax on transfers of real property under chapter 375 of the Nevada Revenue and Taxation Code ("Real Property Transfer Taxes"), which shall be borne 50% by Purchaser and 50% by Sellers, Sellers shall bear all sales, use, transfer, and other similar taxes and fees ("Other Transfer Taxes"), if any, arising out of or in connection with the sale of the Purchased Assets by Sellers pursuant to this Agreement. GenWest shall file all necessary documentation and Tax Returns with respect to the Other Transfer Taxes and the Real Property Transfer Taxes (collectively, the "Transfer Taxes") and cause such Taxes, if any, to be paid to the relevant Taxing Authorities on or prior to the Closing Date. The Parties shall cooperate to comply with all Tax Return requirements for any and all Transfer Taxes and shall provide such documentation and take such other reasonable actions as may be necessary to minimize the amount of any Transfer Taxes.

      Section 8.3 Property Taxes. Real and personal property ad valorem taxes with respect to the Purchased Assets ("Property Taxes") for the taxable period that includes the Closing Date

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

shall be prorated on a daily basis to the Closing Date. Sellers shall be liable only for the portion of such Property Taxes attributable to the portion of such taxable period ending on the Closing Date. Following the Closing, Sellers and Purchaser shall cooperate and consult with each other with respect to the determination of such Property Taxes and Sellers shall have the right to participate in any proceedings or disputes with the applicable Taxing Authority concerning the determination of the amount of such Property Taxes (including the determination of the value of the property with respect to which such Property Taxes are assessed).

      Section 8.4 Sellers' Tax Indemnification. Sellers shall indemnify and hold harmless Purchaser from and against (a) any and all Taxes imposed on or incurred in respect of the income, business, assets and properties or operations of GenWest or PWEC with respect to the Purchased Assets, attributable to any taxable period ending on or prior to the Closing Date ("Pre-Closing Taxes"), (b) with respect to any taxable period beginning before and ending after the Closing Date (the "Overlap Period"), any and all Taxes imposed on or incurred in respect of the income, business, assets and properties or the operations of GenWest or PWEC with respect to the Purchased Assets, attributable to the period ending on the Closing Date ("Overlap Period Taxes"), (c) any and all Transfer Taxes for which Sellers are responsible pursuant to Section 8.2 of this Agreement, and (d) any Liabilities arising from a breach by Sellers of their covenants in this
Article VIII. For purposes of the Overlap Period, Taxes shall be attributable to the period ending on the Closing Date: (A) in the case of Taxes imposed on a periodic basis or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable period; and (B) in the case of all other Taxes, to the extent of any Taxes that would be payable if the taxable year ended on the Closing Date. Notwithstanding anything to the contrary in this agreement, no claim for Taxes shall be permitted under this Section 8.4 unless such claim is first made not later than 30 days after the expiration of the applicable statute of limitations (including extensions) with respect to such Taxes.

      Section 8.5 Purchaser Tax Indemnification. Purchaser shall indemnify and hold harmless Sellers from and against (a) any Taxes with respect to the Purchased Assets attributable to the time period after the Closing Date, (b) any and all Transfer Taxes for which Purchaser is responsible pursuant to Section
8.2 of this Agreement, and (c) any liability arising from a breach by Purchaser of its covenants set forth in this Article VIII.

      Section 8.6 Refunds. If, after the Closing Date, Purchaser receives a refund or utilizes a credit of any Tax attributable to a Pre-Closing Tax Period or an Overlap Period, Purchaser shall pay to GenWest within 15 Business Days after such receipt or utilization an amount equal to such refund received or credit utilized (or so much of such refund or credit as relates to the portion of the taxable period ending on or before Closing Date), together with any interest received or credited thereon. Purchaser shall take such action to obtain a refund or credit attributable to a Pre-Closing Tax Period or to mitigate, reduce or eliminate any Taxes that could be imposed for a Pre-Closing Tax Period (including with respect to the transactions contemplated hereby) as is reasonably requested by Sellers. Sellers shall reimburse Purchaser for any reasonable, out-of-pocket costs pre-approved by Sellers and demonstrated to Sellers' reasonable satisfaction that are incurred by Purchaser in providing such assistance.

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      Section 8.7 Contests. In the event Purchaser or Sellers receives written notice of any examination, claim, settlement, proposed adjustment, administrative or judicial proceeding, or other matter ("Tax Claim") related to any Pre-Closing Taxes, Transfer Taxes or Overlap Period Taxes, Purchaser or Sellers, as the case may be, shall notify the other Parties in writing as soon as reasonably practical (but in no event more than ten (10) Business Days) after receipt of such notice. If Sellers notify Purchaser in writing within thirty
(30) Business Days following receipt of such written notice they intend to exercise their rights pursuant to this Section 8.7, they shall be entitled to control the defense, prosecution, settlement or compromise of such Tax Claim, at their own expense. Purchaser shall take such action in contesting such Tax Claim as Sellers shall reasonably request from time to time, including the selection of counsel and experts and execution of powers of attorney. Purchaser shall (a) not make any payments of such Tax Claim for at least thirty (30) days (or such shorter period as may be required by applicable Law) after giving the notice required by this Section 8.7, (b) give the Sellers any information requested relating to such Tax Claim, (c) give any Tax Authority any information requested by Sellers relating to such Tax Claim, and (d) otherwise cooperate with and make internal resources available to the Sellers in good faith in order to effectively contest any such Tax Claim. Sellers shall reimburse Purchaser for any reasonable, out-of-pocket costs pre-approved by Sellers and demonstrated to Sellers' reasonable satisfaction that are incurred by Purchaser in providing such assistance. Purchaser shall not settle or otherwise compromise any such Tax Claim with any Taxing Authority or prosecute such contest to a determination in court or other tribunal or initial or appellate jurisdiction unless instructed to do so by the Sellers. Any of the Sellers may settle or otherwise compromise any such Tax Claim without Purchaser's prior written consent, except that if as a result of such settlement or compromise the Taxes payable by Purchaser would be materially increased, none of Sellers may settle or compromise such matter without Purchaser's prior written consent, which consent shall not be unreasonably withheld. In connection with any proceeding taken with respect to such matters, (i) Sellers shall keep Purchaser informed of all material developments and events relating to such matters if involving a material liability for Taxes and (ii) Purchaser shall have the right, at its sole expense, to participate in any such proceedings. Purchaser shall cooperate with Sellers by giving them and their representatives, on prior reasonable notice, reasonable access and cooperation during normal business hours to all information, books and records pertaining to Transfer Taxes, Pre-Closing Taxes and Overlap Period Taxes. Sellers shall reimburse Purchaser for any reasonable, out-of-pocket costs pre-approved by Sellers and demonstrated to Sellers' reasonable satisfaction that are incurred by Purchaser in providing such assistance.

      Section 8.8 Assistance and Cooperation. After the Closing Date, each of Sellers and Purchaser shall (and shall cause their respective Affiliates to) (i) assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with the terms of this Agreement, and (ii) cooperate fully in preparing for any audits of, or disputes with any Taxing Authority regarding, any Tax Returns of GenWest, PWEC or PWCC, or with respect to the Purchased Assets.

      Section 8.9 Information. After the Closing, Sellers and Purchaser will make available to each other as reasonably requested, all information, records, or documents relating to liability or potential liability for Pre-Closing Taxes, Overlap Taxes and Transfer Taxes and will preserve such information, records or documents until 30 days after the expiration of the applicable statute of limitations (including extensions) with respect to such Taxes.

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

      Section 8.10 Tax Returns. Sellers shall be responsible for preparing and filing all Tax Returns with respect to the Purchased Assets relating to Tax periods ending on or prior to the Closing Date. Purchaser shall be responsible for preparing and filing all Tax Returns with respect to the Purchased Assets relating to Tax periods ending after the Closing Date.

      Section 8.11 Survival of Obligations. The obligations of the Parties set forth in this Article VIII shall be unconditional and absolute and shall remain in effect until 30 days after expiration of the applicable statutes of limitation (giving effect to any extensions or waivers thereof) relating to the Tax or Tax Return in question.

      Section 8.12 Adjustments to Purchase Price. The Parties hereby agree that any and all indemnity payments made pursuant to this Agreement shall, to the maximum extent permitted by applicable Law, be treated for all Tax purposes as an adjustment to the Purchase Price.

                                   ARTICLE IX

                       SURVIVAL; NO OTHER REPRESENTATIONS

      Section 9.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of Sellers and Purchaser contained in this Agreement shall survive the Closing and shall expire two (2) years from the Closing Date. Notwithstanding the preceding sentence, (i) the representations and warranties contained in Section 3.1.1 (Existence), Section 3.1.2 (Authority), Section 3.1.3 (Binding Agreement),
Section 3.1.10 (Title to Personal Property), Section 3.1.11(a) (Real Property),
Section 3.1.19 (Brokers), Section 3.2.1 (Existence), Section 3.2.2 (Authority),
Section 3.2.3 (Binding Agreement), Section 3.2.4 (No Conflicts), Section 3.2.5 (Approvals and Filings) and Section 3.2.7 (Brokers), the covenants in Section
2.1.2 (Assignment and Assumption of Agreements), Section 2.1.4 (Excluded Liabilities), 0 (Pre-Closing Books and Records), Section 2.5.5 (Site Description Error), and Section 2.5.6 (Drainage Encroachment Indemnity) shall survive indefinitely after the Closing, (ii) the covenants in 0 (Pre-Closing Books and Records), with respect to Retained Information, shall survive for so long as Sellers retain the Retained Information, (iii) the covenants in Section 2.5.4, with respect to SCE RRSU Refunds, shall survive until all SCE RRSU Refunds have been paid, (iv) the representations, warranties, covenants and agreements contained in Article VIII (Tax Matters) and Section 12.6 (Confidentiality) shall be governed solely by the terms therein, (v) the representations and warranties contained in Section 3.1.16 (Environmental Matters) shall survive the Closing and shall expire on the date that is five (5) years after the Closing Date, and
(vi) the representations and warranties contained in Section 3.1.20 (Intellectual Property) shall survive the Closing and shall expire on the date that is seven (7) years after the Closing Date.

      Section 9.2 No Other Representations. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT NONE OF THE PARTIES IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED REPRESENTATION OR

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

WARRANTY AS TO CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE FACILITY, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND ARTICLE VIII OF THIS AGREEMENT OR IN ANY CERTIFICATE, INSTRUMENT OR DOCUMENT EXECUTED AND DELIVERED PURSUANT TO THIS AGREEMENT.

                                   ARTICLE X

                               DISPUTE RESOLUTION

      Section 10.1 Dispute Resolution. Any dispute or claims arising under this Agreement which is not resolved in the ordinary course of business shall be referred to a panel consisting of a senior executive (President or a Vice President) of Purchaser and PWCC, with authority to decide or resolve the matter in dispute, for review and resolution. Such senior executives shall meet and in good faith attempt to resolve the dispute within 30 days. If the Parties are unable to resolve a dispute pursuant to this Section 10.1, either Party may enforce its rights at law or in equity subject to the provisions of this Agreement, including Section 10.2 below.

      Section 10.2 Submission to Jurisdiction. Each Party hereto irrevocably submits to the exclusive jurisdiction of the federal court in the State of Nevada for the purposes of any action arising out of or based upon this Agreement or relating to the subject matter hereof. If, for any reason, the Parties fail to qualify for the jurisdiction of the federal court in the State of Nevada, then each Party hereto irrevocably submits to the exclusive jurisdiction of the state courts of the State of Nevada for the purposes of any action arising out of or based on this Agreement or relating to the subject matter hereof. Each Party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding in the state or federal court in Nevada, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of GenWest and PWEC hereby appoints PWCC as its agent for service of process.

                                   ARTICLE XI

                          LIMITED REMEDIES AND DAMAGES

      Section 11.1 Exclusive Remedies. THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED FOR IN THIS AGREEMENT SHALL BE THE SOLE AND EXCLUSIVE REMEDIES FOR A PARTY HEREUNDER AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY HEREIN PROVIDED, A PARTY MAY, SUBJECT TO THE LIMITATIONS OF SECTION 7.4 AND SECTION 11.2, PURSUE SUCH REMEDIES, INCLUDING DAMAGES AND FEES AND EXPENSES OF ATTORNEYS AS MAY BE AVAILABLE AT LAW OR IN EQUITY.

      Section 11.2 Limitation of Liability. NOTWITHSTANDING THE FOREGOING, HOWEVER, NO PARTY SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE FOR

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

SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER BY STATUTE, IN TORT OR CONTRACT OR OTHERWISE. THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES SHALL BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY. THIS PROVISION SHALL SURVIVE ANY TERMINATION, CANCELLATION OR SUSPENSION OF THIS AGREEMENT.

      Section 11.3 Specific Performance. EACH PARTY AGREES THAT DAMAGE REMEDIES SET FORTH IN THIS AGREEMENT MAY BE DIFFICULT OR IMPOSSIBLE TO CALCULATE OR OTHERWISE INADEQUATE TO PROTECT ITS INTERESTS AND THAT IRREPARABLE DAMAGE MAY OCCUR IN THE EVENT THAT PROVISIONS OF THIS AGREEMENT ARE NOT PERFORMED BY THE PARTIES IN ACCORDANCE WITH THE SPECIFIC TERMS OF THIS AGREEMENT. ANY PARTY MAY SEEK TO REQUIRE THE PERFORMANCE OF ANY OTHER PARTY'S OBLIGATIONS UNDER THIS AGREEMENT THROUGH AN ORDER OF SPECIFIC PERFORMANCE RENDERED BY THE FEDERAL COURT IN THE STATE OF NEVADA OR THE STATE COURTS IN THE STATE OF NEVADA AS PROVIDED IN
SECTION 10.2 OF THIS AGREEMENT.

                                  ARTICLE XII

                                  MISCELLANEOUS

      Section 12.1 Notices.

            Section 12.1.1 Notice Addresses. Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by fax or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to a Party at its address specified below:

      If to Purchaser, to:

      Nevada Power
      P.O. Box 98910, Las Vegas, NV 89151
      Facsimile No.: (702) 367-5869
      Attn: Corporate Senior Vice President,
      Generation and Energy Supply

      with a copy to:

      Nevada Power
      P.O. Box 98910, Las Vegas, NV 89151
      Facsimile No.: (702) 367-5869
      Attn: General Counsel

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      If to Sellers, to:

      GenWest, LLC
      400 North Fifth Street
      Mail Station: 9068
      Phoenix, Arizona 85004
      Facsimile No.: (602) 250-3002
      Attn: Secretary
      Pinnacle West Capital Corporation
      400 North Fifth Street
      Mail Station: 9042
      Phoenix, Arizona 85004
      Facsimile No.: (602) 250-3002
      Attn: Chief Financial Officer

      Pinnacle West Energy Corporation
      400 North Fifth Street
      Mail Station: 9068
      Phoenix, Arizona 85004
      Facsimile No.: (602) 250-3002
      Attn: Secretary

      with a copy to:

      Diane Wood, Senior Attorney
      Pinnacle West Capital Corporation
      Law & Business Practices Department
      400 North Fifth Street
      Mail Station: 8695
      Phoenix, Arizona 85004
      Facsimile No.: (602) 250-3393

      with a copy to:

      Snell & Wilmer L.L.P.
      One Arizona Center
      Phoenix, AZ  85004
      Facsimile No.: (602) 382-6070
      Attn:  Matthew P. Feeney

            Section 12.1.2 Effective Time. Notice given by personal delivery, mail or overnight courier pursuant to this Section 12.1 shall be effective upon physical receipt. Notice given by fax pursuant to this Section 12.1 shall be effective as of (i) the date of confirmed delivery if delivered before 5:00 p.m. local time on any Business Day, or (ii) the next succeeding Business Day if confirmed delivery is after 5:00 p.m. local time on any Business Day or during any non-Business Day.

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      Section 12.2 Payments. Except for Payments due at Closing, if either Party is required to make any payment under this Agreement on a day other than a Business Day, the date of payment shall be extended to the next Business Day. In the event a Party does not make any payment required or approved by the Parties under this Agreement on or before the due date, interest on the unpaid amount shall be due and paid at a rate that is the lesser of (a) the prime rate under "Money Rates" as reported in the Wall Street Journal on the first business day of the month during which interest is payable plus two percent (2%) or (b) the maximum rate of interest permitted to be charged by applicable Law (such lesser rate, the "Default Rate") from the date such payment is due until the date such payment is made in full. Any payment of such interest at the Default Rate pursuant to this Agreement shall not excuse or cure any default hereunder. All payments shall first be applied to the payment of accrued but unpaid interest.

      Section 12.3 Entire Agreement. This Agreement and the Transaction Agreements supersede all prior discussions and agreements between the Parties with respect to the subject matter hereof and thereof, including, in each case, all schedules and exhibits thereto, and contain the sole and entire agreement between the Parties hereto with respect to the subject matter hereof and thereof.

      Section 12.4 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and performance under this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby.

      Section 12.5 Public Announcements. Prior to the Closing, Sellers and Purchaser will not issue or make any press releases or similar public announcements concerning the transactions contemplated hereby without the consent of the other. If either Party is unable to obtain the approval of its press release or similar public statement from the other Party and such press release or similar public statement is, in the opinion of legal counsel to such Party, required by Law in order to discharge such Party's disclosure obligations, then such Party may make or issue the legally required press release or similar public statement and promptly furnish the other Party with a copy thereof. Sellers and Purchaser will also obtain the other Party's prior approval of any press release to be issued immediately following the execution of this Agreement or the Closing announcing either the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

      Section 12.6 Confidentiality. Each Party hereto will hold, and will use commercially reasonable efforts to cause its Related Persons to hold, in strict confidence from any Person (other than any such Related Persons), unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Authorities) or by other requirements of Law or necessary or desirable to disclose in order to obtain the PUCN Approval, the FERC Approval, or in connection with the HSR Act filing, or
(ii) disclosed in an action or proceeding brought by a Party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other Party or any of its Related Persons furnished to it by the other Party or such other Party's Related Persons in connection with this Agreement or the transactions contemplated hereby and in the case of Purchaser, any

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information relating to the Purchased Assets, except to the extent that such documents or information can be shown to have been (a) previously known by the Party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party or (c) later acquired by the receiving Party from another source if the receiving Party is not aware after reasonable inquiry that such source is under an obligation to another Party hereto to keep such documents and information confidential. In the event this Agreement is terminated, upon the request of the other Party, each Party hereto will, and will use commercially reasonable efforts to cause its Related Persons to, promptly (and in no event later than five (5) Business Days after such request) destroy or cause to be destroyed all copies of confidential documents and information furnished by the other Party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the Party furnished such documents and information or its Related Persons. The obligations contained in this Section
12.6 shall not survive Closing or, if this Agreement is terminated pursuant to
ARTICLE VI, such obligations shall survive for one (1) year following the termination of this Agreement. The obligations in this Section 12.6 shall supersede the provisions of the Mutual Confidentiality Agreement, dated February 1, 2005, between Sierra Pacific Resources and Pinnacle West Energy, Inc (which party the Parties hereby acknowledge was intended to have been PWEC). Notwithstanding Section 12.10, this Section 12.6 is for the benefit of Sierra Pacific Resources.

      Section 12.7 Waivers.

      Section 12.7.1 Grant of Waivers. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

            Section 12.7.2 Exercise of Remedies. No failure or delay of any Party, in any one or more instances, (i) in exercising any power, right or remedy (other than failure or unreasonable delay in giving notice of default) under this Agreement or (ii) in insisting upon the strict performance by the other Party of such other Party's covenants, obligations or agreements under this Agreement, shall operate as a waiver, discharge or invalidation thereof, nor shall any single or partial exercise of any such right, power or remedy or insistence on strict performance, or any abandonment or discontinuance of steps to enforce such a right, power or remedy or to enforce strict performance, preclude any other or future exercise thereof or insistence thereupon or the exercise of any other right, power or remedy. The covenants, obligations, and agreements of a defaulting Party and the rights and remedies of the other Party upon a default shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.

      Section 12.8 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto.

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

      Section 12.9 No Construction Against Drafting Party. The language used in this Agreement is the product of both Parties' efforts, and each Party hereby irrevocably waives the benefits of any rule of contract construction that disfavors the drafter of a contract or the drafter of specific words in a contract.

      Section 12.10 No Third Party Beneficiary. Except as provided in Section 12.6, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

      Section 12.11 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

      Section 12.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) Purchaser and Sellers shall negotiate an equitable adjustment in the provisions of the Agreement with a view toward effecting the purposes of the Agreement, and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby.

      Section 12.13 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA APPLICABLE TO A CONTRACT EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

      Section 12.14 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void, except for assignments and transfers by operation of Law. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

      Section 12.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

      Section 12.16 Time of Essence. Time is of the essence with respect to all obligations of the Parties hereunder.

                            [Signature Page Follows.]

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

      IN WITNESS WHEREOF, this Purchase Agreement has been executed by the Parties as of the Effective Date.

                                   PINNACLE WEST CAPITAL CORPORATION

                                   By: _________________________________________
                                   Name: Donald E. Brandt
                                   Title: Executive Vice President and Chief
                                   Financial Officer

                                   PINNACLE WEST ENERGY CORPORATION

                                   By: _________________________________________
                                   Name: James M. Levine
                                   Title: President

                                   GENWEST, LLC

                                   By: _________________________________________
                                   Name: Warren C. Kotzmann
                                   Title: Vice President

                                   NEVADA POWER COMPANY

                                   By: _________________________________________
                                   Name: Roberto R. Denis
                                   Title: Corporate Senior Vice President,
                                   Generation and Energy Supply